Exhibit 99

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Homes, Inc.:

We have audited the accompanying consolidated balance sheets of Lennar Homes, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Corporation, as of November 30, 2002 and 2001 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

January 7, 2003

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2002 AND 2001 (Dollars in thousands, except par value)

	2002	2001
ASSETS
Cash	$41,331	$55,901
Inventories	970,029	969,421
Investments in unconsolidated partnerships	111,653	91,154
Other assets	114,465	81,202

	$1,237,478	$1,197,678

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Accounts payable and other liabilities	$224,041	$201,460
Mortgage notes payable	10,980	8,993
Due to affiliates	535,155	594,745

Total liabilities	770,176	805,198

STOCKHOLDER’S EQUITY:
Common stock, $10 par value; 5,000 shares authorized, issued and outstanding	50	50
Additional paid-in capital	16,175	16,175
Retained earnings	451,077	376,255

Total stockholder’s equity	467,302	392,480

	$1,237,478	$1,197,678

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
REVENUES:
Sales of homes	$2,747,249	$2,632,946	$2,247,227
Sales of land and other revenues	143,558	89,867	119,453

Total revenues	2,890,807	2,722,813	2,366,680

COSTS AND EXPENSES:
Cost of homes sold	2,120,536	2,063,181	1,808,564
Cost of land and other expenses	76,778	44,843	94,987
Selling, general and administrative	327,620	295,183	245,691
Expense to affiliates	150,903	129,161	104,677
Minority interest	42,049	42,697	26,874
Interest	52,725	48,694	41,318

Total costs and expenses	2,770,611	2,623,759	2,322,111

EARNINGS BEFORE INCOME TAXES	120,196	99,054	44,569
INCOME TAXES	45,374	38,136	17,382

NET EARNINGS	$74,822	$60,918	$27,187

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 1999	$50	$10,211	$288,150	$298,411
Contribution of capital from affiliate (see Note 1)	—	5,964	—	5,964
2000 net earnings	—	—	27,187	27,187

Balance, November 30, 2000	50	16,175	315,337	331,562
2001 net earnings	—	—	60,918	60,918

Balance, November 30, 2001	50	16,175	376,255	392,480
2002 net earnings	—	—	74,822	74,822

Balance, November 30, 2002	$50	$16,175	$451,077	$467,302

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$74,822	$60,918	$27,187
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,330	12,501	11,803
Equity in (earnings) loss from unconsolidated partnerships	(21,788)	(13,340)	851
Changes in assets and liabilities, net of effect of an acquisition:
(Increase) decrease in inventories	20,846	(39,614)	67,562
Increase in other assets	(33,949)	(7,086)	(39,477)
Increase (decrease) in accounts payable and other liabilities	22,581	2,285	(9,698)

Net cash provided by operating activities	72,842	15,664	58,228

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investments in unconsolidated partnerships, net	2,040	(36,323)	7,231

Net cash provided by (used in) investing activities	2,040	(36,323)	7,231

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(391)	(2,294)	(9,548)
Increase (decrease) in amounts due to affiliates	(89,061)	19,530	(58,651)

Net cash provided by (used in) financing activities	(89,452)	17,236	(68,199)

NET DECREASE IN CASH	(14,570)	(3,423)	(2,740)
CASH AT BEGINNING OF YEAR	55,901	59,324	62,064

CASH AT END OF YEAR	$41,331	$55,901	$59,324

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities:
Purchases of inventory financed by sellers	$2,378	$5,848	$5,250
Fair value of assets acquired	$29,471	$—	$—

See accompanying notes to consolidated financial statements.

LENNAR HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of Lennar Homes, Inc., a wholly-owned subsidiary of Lennar Corporation, and all subsidiaries and partnerships (and similar entities) in which a controlling interest is held (the “Company”). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held are accounted for by the equity method. Controlling interest is determined based on a number of factors, which include the Company’s ownership interest and participation in the management of the partnership. All significant intercompany transactions and balances have been eliminated.

During 2001, U.S. Home Corporation, a wholly-owned subsidiary of Lennar Corporation, made a tax-free contribution of real and personal property and equity interests of its, and certain of its subsidiaries, homebuilding business within the State of Texas (the “Texas Operations”), to Lennar Homes of Texas Land & Construction, Ltd. (the “Texas Partnership”), a majority-owned subsidiary of Lennar Southwest Holding Corp., which is a wholly-owned subsidiary of Lennar Homes, Inc., in exchange for an approximate 40% limited partners’ interest in the Texas Partnership.

The transaction was accounted for as a reorganization of entities under common control, which is similar to the pooling of interests method of accounting for business combinations and, accordingly, all prior period consolidated financial statements have been restated to consolidate the carrying values of the net assets and historical operations of the Texas Operations as if this transaction occurred on May 3, 2000, the date of Lennar Corporation’s acquisition of U.S. Home Corporation. At the date of the acquisition, the Texas Operations had assets of $132.5 million and liabilities of $126.5 million. Minority interest is classified in due to affiliates in the consolidated balance sheets.

The Company operates in one operating and reporting segment – homebuilding. Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated partnerships.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition – Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate, including the sale of land, are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash – The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash as of November 30, 2002 and 2001 included $14.4 million and $20.1 million, respectively, of primarily cash held in escrow for approximately three days.

Inventories – Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2002, 2001 or 2000.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates – Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies as well as minority interest.

Interest and Real Estate Taxes – Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest costs relieved from inventories are included in interest expense. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets, as well as debt incurred by the Company’s parent, Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Properties and Equipment – Operating properties and equipment are recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life for operating properties is 30 years and for equipment is 2 to 10 years. At the time operating properties and equipment are disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to earnings. At November 30, 2002 and 2001, operating properties and equipment of $6.5 million and $7.2 million, respectively, were included in other assets in the consolidated balance sheets.

Income Taxes – The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs – Warranty reserves for homes are established in an amount estimated to be adequate to cover expected warranty-related costs for materials and outside labor to be incurred during the warranty period. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas.

Self-Insurance – Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments – The carrying amount of accounts payable approximates fair value due to the short-term nature of the financial instrument. Since the mortgage notes payable have fixed interest rates that approximate market indices, the carrying amounts approximate fair value.

New Accounting Pronouncements – In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 is effective for the Company in fiscal 2003. Management does not believe that the implementation of SFAS No. 144 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Management does not believe that the implementation of SFAS No. 145 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including product warranties. FIN No. 45 also requires recognition of a liability at fair value of a Company’s obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of FIN No. 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Management does not believe that the implementation of FIN No. 45 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 provides accounting guidance for consolidation of off-balance sheet entities with certain characteristics (variable interest entities). The consolidation requirements apply to variable interest entities created after January 31, 2003 and to variable interest entities in which the Company maintains an interest after August 31, 2003. The Company is in the process of evaluating all of its investments and other interests in entities that may be deemed variable interest entities under the provisions of FIN No. 46. These include interests in unconsolidated partnerships with assets totaling approximately $698.9 million at November 30, 2002 as discussed in Note 3. The Company’s maximum exposure to loss represents its recorded investment in these partnerships totaling $111.7 million. The Company believes that many of these interests and entities will not be consolidated, and may not ultimately fall under the provisions of FIN No. 46. The Company cannot make any definitive conclusion until it completes its evaluation.

Reclassification – Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2002 presentation.

2.	ACQUISITION

During 2002, the Company acquired the assets of a California homebuilder. Lennar Corporation paid $29.5 million in cash for the acquisition. These amounts paid on the Company’s behalf are included in due to affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s results of operations since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $29.5 million and assumed no liabilities. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

3.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2002	2001
Assets:
Cash	$29,031	$15,976
Inventories	631,005	574,667
Other assets	38,833	17,286

	$698,869	$607,929

Liabilities and equity:
Accounts payable and other liabilities	$76,341	$42,979
Notes and mortgages payable	336,190	339,040
Equity	286,338	225,910

	$698,869	$607,929

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues	$458,007	$429,834	$38,518
Costs and expenses	387,290	364,209	40,731

Net earnings (loss) of unconsolidated partnerships	$70,717	$65,625	$(2,213)

At November 30, 2002, the Company’s equity interest in these Partnerships was 50% or less. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate professionals. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interest. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2002, 2001 and 2000, the Company received management fees and reimbursement of expenses from the Partnerships totaling $6.6 million, $4.3 million and $2.1 million, respectively. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of partnership earnings resulting from land sales to the Company. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the partnerships. This in effect defers recognition of the Company’s share of the partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer. Equity in earnings (loss) from unconsolidated partnerships is included in sales of land and other revenues in the consolidated statements of earnings. During 2002, 2001 and 2000, equity in earnings (loss) from unconsolidated partnerships was $21.8 million, $13.3 million and $(0.9) million, respectively.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2002, 2001 and 2000, $242.3 million, $83.6 million and $6.2 million, respectively, of the Partnerships’ revenues were from land sales to the Company. In some instances, the Company and/or its partners have provided varying levels of guarantees on certain Partnership debt. At November 30, 2002, the Company had recourse guarantees of $5.3 million and limited maintenance guarantees of $146.1 million of Partnership debt. When the Company provides guarantees, the Partnerships generally receive more favorable terms from its lenders. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds it distributes.

4.	MORTGAGE NOTES PAYABLE

At November 30, 2002 and 2001, the Company had mortgage notes on land with fixed interest rates ranging from 5.4% to 10.0% due through 2006 with an outstanding balance of $11.0 million and $9.0 million, respectively. These borrowings are collateralized by land.

The minimum aggregate principal maturities of mortgage notes payable during the five years subsequent to November 30, 2002 are as follows: 2003 - $5.6 million; 2004 - $1.6 million and 2006 - $3.8 million.

5.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Current:
Federal	$53,182	$42,730	$30,786
State	7,438	6,151	3,579

	60,620	48,881	34,365

Deferred:
Federal	(13,536)	(10,208)	(15,454)
State	(1,710)	(537)	(1,529)

	(15,246)	(10,745)	(16,983)

	$45,374	$38,136	$17,382

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2002	2001
Deferred tax assets:
Acquisition adjustments	$254	$872
Reserves and accruals	21,294	22,165
Capitalized expenses	17,729	17,021
Investments in unconsolidated partnerships	15,984	4,259
Other	3,356	5,239

Total deferred tax assets	58,617	49,556

Deferred tax liabilities:
Installment sales	—	28
Other	7,094	13,251

Total deferred tax liabilities	7,094	13,279

Net deferred tax asset	$51,523	$36,277

The net deferred tax asset is included in other assets in the consolidated balance sheets.

6.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to the Company the right to use certain property for a fee. The fee and its related interest are included in expense to affiliates in the consolidated statements of earnings. During 2002, 2001 and 2000, the Company’s fee and related interest were $150.5 million, $129.2 million and $104.7 million, respectively. On a quarterly basis, these amounts are paid by Lennar Corporation to Greystone. During December 2002, Greystone transferred the license agreement to another wholly-owned subsidiary of Lennar Corporation. That subsidiary has continued to grant the Company the right to use the property under the same terms as applied to the grant from Greystone. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets, and bear interest at 9% annually. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

The Company has an agreement with Lennar Associates Management, LLC (“Lessor”), a wholly-owned subsidiary of Lennar Corporation, whereby the Lessor leases employees to the Company for its costs incurred, including salaries, plus a fee. Costs incurred are included in selling, general and administrative expenses and the fee is included in expense to affiliates in the consolidated statements of earnings. During 2002, the Company’s fee was $0.4 million. On a quarterly basis, these amounts are paid by Lennar Corporation to the Lessor. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three-months written notice by either party.

During 2002 and 2001, Lennar Corporation and its subsidiaries advanced funds to the Company which had no stated repayment terms. At November 30, 2002 and 2001, the Company had a payable to affiliates of $535.2 million and $594.7 million, respectively.

7.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2002, the Company had $44.6 million of primarily non-refundable option deposits with entities.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2003 -

$6.4 million; 2004 - $4.8 million; 2005 - $2.6 million; 2006 - $2.2 million; 2007 - $2.0 million and thereafter - $1.9 million. Rental expense for the years ended November 30, 2002, 2001 and 2000 was $9.2 million, $9.0 million and $10.4 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $153.4 million at November 30, 2002. The Company also had outstanding performance and surety bonds with estimated costs to complete of $390.6 million related principally to its obligations for site improvements at various projects at November 30, 2002. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

    Lennar Southwest Holding Corp.:

We have audited the accompanying consolidated balance sheets of Lennar Southwest Holding Corp. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Homes, Inc., as of November 30, 2002 and 2001 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants Miami, Florida

January 7, 2003

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2002 AND 2001 (Dollars in thousands, except par value)

	2002	2001
ASSETS
Cash	$34,445	$43,379
Inventories	445,734	398,779
Investments in unconsolidated partnerships	15,279	12,231
Other assets	36,366	32,370

	$531,824	$486,759

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Accounts payable and other liabilities	$45,640	$53,043
Due to affiliates	394,287	352,806

Total liabilities	439,927	405,849

STOCKHOLDER’S EQUITY:
Common stock, $1 par value; 5,000 shares authorized, issued and outstanding	5	5
Additional paid-in capital	9,296	9,296
Retained earnings	82,596	71,609

Total stockholder’s equity	91,897	80,910

	$531,824	$486,759

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
REVENUES:
Sales of homes	$1,089,770	$1,013,847	$837,927
Sales of land and other revenues	41,706	35,221	29,270

Total revenues	1,131,476	1,049,068	867,197

COSTS AND EXPENSES:
Cost of homes sold	859,856	788,978	683,260
Cost of land and other expenses	20,184	14,058	12,648
Selling, general and administrative	118,684	109,215	81,540
Licensing expense to affiliate	56,289	43,731	35,069
Minority interest	42,049	42,697	26,874
Interest	16,764	16,989	12,313

Total costs and expenses	1,113,826	1,015,668	851,704

EARNINGS BEFORE INCOME TAXES	17,650	33,400	15,493
INCOME TAXES	6,663	12,859	6,042

NET EARNINGS	$10,987	$20,541	$9,451

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 1999	$5	$3,332	$41,617	$44,954
Contribution of capital from affiliate (see Note 1)	—	5,964	—	5,964
2000 net earnings	—	—	9,451	9,451

Balance, November 30, 2000	5	9,296	51,068	60,369
2001 net earnings	—	—	20,541	20,541

Balance, November 30, 2001	5	9,296	71,609	80,910
2002 net earnings	—	—	10,987	10,987

Balance, November 30, 2002	$5	$9,296	$82,596	$91,897

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$10,987	$20,541	$9,451
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	1,895	1,934	1,482
Equity in earnings from unconsolidated partnerships	(2,083)	(4,688)	(547)
Changes in assets and liabilities:
Increase in inventories	(48,538)	(42,936)	(40,618)
Increase in other assets	(4,308)	(10,424)	(2,434)
Increase (decrease) in accounts payable and other liabilities	(7,403)	15,338	(977)

Net cash used in operating activities	(49,450)	(20,235)	(33,643)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in investments in unconsolidated partnerships, net	(965)	(980)	(3,789)

Net cash used in investing activities	(965)	(980)	(3,789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowing	—	(1,061)	(1,363)
Increase in amounts due to affiliates	41,481	34,325	44,160

Net cash provided by financing activities	41,481	33,264	42,797

NET INCREASE (DECREASE) IN CASH	(8,934)	12,049	5,365
CASH AT BEGINNING OF YEAR	43,379	31,330	25,965

CASH AT END OF YEAR	$34,445	$43,379	$31,330

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

See accompanying notes to consolidated financial statements.

LENNAR SOUTHWEST HOLDING CORP. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of Lennar Southwest Holding Corp. and all subsidiaries, partnerships and other entities in which a controlling interest is held (the “Company”). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held are accounted for by the equity method. Controlling interest is determined based on a number of factors, which include the Company’s ownership interest and participation in the management of the partnership. All significant intercompany transactions and balances have been eliminated. The Company is a wholly-owned subsidiary of Lennar Homes, Inc. which is a wholly-owned subsidiary of Lennar Corporation.

During 2001, U.S. Home Corporation, a wholly-owned subsidiary of Lennar Corporation, made a tax-free contribution of real and personal property and equity interests of its, and certain of its subsidiaries, homebuilding business within the State of Texas (the “Texas Operations”), to Lennar Homes of Texas Land & Construction, Ltd. (the “Texas Partnership”), a majority-owned subsidiary of Lennar Southwest Holding Corp., in exchange for an approximate 40% limited partners’ interest in the Texas Partnership.

The transaction was accounted for as a reorganization of entities under common control, which is similar to the pooling of interests method of accounting for business combinations and, accordingly, all prior period consolidated financial statements have been restated to consolidate the carrying values of the net assets and historical operations of the Texas Operations as if this transaction occurred on May 3, 2000, the date of Lennar Corporation’s acquisition of U.S. Home Corporation. At the date of the acquisition, the Texas Operations had assets of $132.5 million and liabilities of $126.5 million. Minority interest is classified in due to affiliates in the consolidated balance sheets.

The Company operates in one operating and reporting segment – homebuilding. Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated partnerships.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition – Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate including the sales of land are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash – The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash as of November 30, 2002 and 2001 included $10.0 million and $10.3 million, respectively, of primarily cash held in escrow for approximately three days.

Inventories – Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2002, 2001 or 2000.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates – Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies as well as minority interest.

Interest and Real Estate Taxes – Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest costs relieved from inventories are included in interest expense. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets, as well as debt incurred by Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Equipment – Operating equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life is 2 to 10 years. At the time operating equipment is disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to earnings. At November 30, 2002 and 2001, operating equipment of $0.8 million and $1.0 million, respectively, was included in other assets in the consolidated balance sheets.

Income Taxes - The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs – Warranty reserves for homes are established in an amount estimated to be adequate to cover expected warranty-related costs for materials and outside labor to be incurred during the warranty period. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas.

Self-Insurance – Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments – The carrying amounts of cash and accounts payable approximate fair value due to the short-term nature of these financial instruments.

New Accounting Pronouncements – In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 is effective for the Company in fiscal 2003. Management does not believe that the implementation of SFAS No. 144 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Management does not believe that the implementation of SFAS No. 145 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including product warranties. FIN No. 45 also requires recognition of a liability at fair value of a Company’s obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of FIN No. 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Management does not believe that the implementation of FIN No. 45 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 provides accounting guidance for consolidation of off-balance sheet entities with certain characteristics (variable interest entities). The consolidation requirements apply to variable interest entities created after January 31, 2003 and to variable interest entities in which the Company maintains an interest after August 31, 2003. The Company is in the process of evaluating all of its investments and other interests in entities that may be deemed variable interest entities under the provisions of FIN No. 46. These include interests in unconsolidated partnerships with assets totaling approximately $91.5 million at November 30, 2002 as discussed in Note 2. The Company’s maximum exposure to loss represents its recorded investment in these partnerships totaling $15.3 million. The Company believes that many of these interests and entities will not be consolidated, and may not ultimately fall under the provisions of FIN No. 46. The Company cannot make any definitive conclusion until it completes its evaluation.

Reclassification – Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2002 presentation.

2.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2002	2001
Assets:
Cash	$3,130	$2,207
Inventories	83,524	69,774
Other assets	4,823	294

	$91,477	$72,275

Liabilities and equity:
Accounts payable and other liabilities	$3,821	$7,350
Notes and mortgages payable	59,994	42,099
Equity	27,662	22,826

	$91,477	$72,275

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues	$39,627	$26,568	$6,554
Costs and expenses	31,092	18,147	6,517

Net earnings of unconsolidated partnerships	$8,535	$8,421	$37

At November 30, 2002, the Company’s equity interest in these Partnerships was 50% or less. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate professionals. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interest. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2002, 2001 and 2000, the Company received management fees and reimbursement of expenses from the Partnerships totaling $0.7 million, $0.5 million and $0.3 million, respectively. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of partnership earnings resulting from land sales to the Company. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the partnerships. This in effect defers recognition of the Company’s share of the partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer. Equity in earnings from unconsolidated partnerships is included in sales of land and other revenues in the consolidated statements of earnings. During 2002, 2001 and 2000, equity in earnings from unconsolidated partnerships was $2.1 million, $4.7 million and $0.5 million, respectively.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2002, 2001 and 2000, $20.8 million, $11.5 million and $3.6 million, respectively, of the Partnerships’ revenues were from land sales to the Company.

3.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Current:
Federal	$3,859	$12,909	$10,596
State	539	1,858	1,232

	4,398	14,767	11,828

Deferred:
Federal	2,011	(1,813)	(5,265)
State	254	(95)	(521)

	2,265	(1,908)	(5,786)

	$6,663	$12,859	$6,042

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2002	2001
Deferred tax assets:
Capitalized expenses	$3,415	$5,166

Total deferred tax assets	3,415	5,166

Deferred tax liabilities:
Other	1,142	628

Total deferred tax liabilities	1,142	628

Net deferred tax asset	$2,273	$4,538

The net deferred tax asset is included in other assets in the consolidated balance sheets.

4.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to the Company the right to use certain property for a fee. The fee and its related interest comprise the classification licensing expense to affiliate in the consolidated statements of earnings. On a quarterly basis, these amounts are paid by Lennar Corporation to Greystone. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets, and bear interest at 9% annually. During December 2002, Greystone transferred the license agreement to another wholly-owned subsidiary of Lennar Corporation. That subsidiary has continued to grant the Company the right to use the property under the same terms as applied to the grant from Greystone. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2002 and 2001, Lennar Corporation and its subsidiaries advanced funds to the Company which had no stated repayment terms. At November 30, 2002 and 2001, the Company had a payable to affiliates of $394.3 million and $352.8 million, respectively.

5.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2002, the Company had $10.2 million of primarily non-refundable option deposits with entities.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2003 - $1.6 million; 2004 - $1.2 million; 2005 - $0.9 million; 2006 - $0.9 million; 2007 - $0.9 million and thereafter - $1.4 million. Rental expense for the years ended November 30, 2002, 2001 and 2000 was $2.6 million, $2.0 million and $1.5 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $65.0 million at November 30, 2002. The Company also had outstanding performance and surety bonds with estimated costs to complete of $12.6 million related principally to its obligations for site improvements at various projects at November 30, 2002. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

of Lennar Homes of California, Inc.:

We have audited the accompanying consolidated balance sheets of Lennar Homes of California, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Homes, Inc., as of November 30, 2002 and 2001 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

January 7, 2003

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2002 AND 2001 (Dollars in thousands, except par value)

	2002	2001
ASSETS
Inventories	$88,714	$151,098
Investments in unconsolidated partnerships	57,437	74,002
Other assets	2,248	2,932

	$148,399	$228,032

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Accounts payable and other liabilities	$37,367	$32,267
Mortgage note payable	1,600	1,800
Due to affiliates	15,201	132,652

Total liabilities	54,168	166,719

STOCKHOLDER’S EQUITY:
Common stock, $1 par value; 5,000 shares authorized, issued and outstanding	5	5
Retained earnings	94,226	61,308

Total stockholder’s equity	94,231	61,313

	$148,399	$228,032

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
REVENUES:
Sales of homes	$383,801	$398,858	$419,508
Sales of land and other revenues	71,419	24,484	16,606

Total revenues	455,220	423,342	436,114

COSTS AND EXPENSES:
Cost of homes sold	291,740	315,727	327,229
Cost of land and other expenses	30,887	13,093	18,702
Selling, general and administrative	46,659	45,135	44,918
Expense to affiliates	22,084	21,114	20,696
Interest	10,969	9,477	11,880

Total costs and expenses	402,339	404,546	423,425

EARNINGS BEFORE INCOME TAXES	52,881	18,796	12,689
INCOME TAXES	19,963	7,236	4,949

NET EARNINGS	$32,918	$11,560	$7,740

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	Common Stock	Retained Earnings	Total
Balance, November 30, 1999	$5	$42,008	$42,013
2000 net earnings	—	7,740	7,740

Balance, November 30, 2000	5	49,748	49,753
2001 net earnings	—	11,560	11,560

Balance, November 30, 2001	5	61,308	61,313
2002 net earnings	—	32,918	32,918

Balance, November 30, 2002	$5	$94,226	$94,231

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$32,918	$11,560	$7,740
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	2,855	3,103	3,166
Equity in (earnings) loss from unconsolidated partnerships	(12,826)	(8,044)	3,783
Changes in assets and liabilities:
(Increase) decrease in inventories	59,818	(8,886)	69,468
(Increase) decrease in other assets	395	(170)	364
Increase (decrease) in accounts payable and other liabilities	5,100	(1,635)	6,934

Net cash provided by (used in) operating activities	88,260	(4,072)	91,455

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investments in unconsolidated partnerships, net	29,391	(40,894)	(3,193)

Net cash provided by (used in) investing activities	29,391	(40,894)	(3,193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(200)	(200)	(200)
Increase (decrease) in amounts due to affiliates	(117,451)	45,166	(88,062)

Net cash provided by (used in) financing activities	(117,651)	44,966	(88,262)

NET CHANGE IN CASH	—	—	—
CASH AT BEGINNING OF YEAR	—	—	—

CASH AT END OF YEAR	$—	$—	$—

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

See accompanying notes to consolidated financial statements.

LENNAR HOMES OF CALIFORNIA, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Homes, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2002, 2001 and 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of Lennar Homes of California, Inc. and all subsidiaries and partnerships (and similar entities) in which a controlling interest is held (the “Company”). The Company is a wholly-owned subsidiary of Lennar Homes, Inc. which is a wholly-owned subsidiary of Lennar Corporation. The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held are accounted for by the equity method. Controlling interest is determined based on a number of factors, which include the Company’s ownership interest and participation in the management of the partnership. All significant intercompany transactions and balances have been eliminated.

The Company operates in one operating and reporting segment – homebuilding. Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated partnerships.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition – Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate, including the sale of land, are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash – The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventories – Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2002, 2001 or 2000.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates – Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies.

Interest and Real Estate Taxes – Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest costs relieved from inventories are included in interest expense. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets as well as debt incurred by Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Equipment – Operating equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life is 2 to 10 years. At the time operating equipment is disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to earnings. At November 30, 2002 and 2001, operating equipment of $0.2 million and $0.4 million, respectively, was included in other assets in the consolidated balance sheets.

Income Taxes – The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs – Warranty reserves for homes are established in an amount estimated to be adequate to cover expected warranty-related costs for materials and outside labor to be incurred during the warranty period. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas.

Self-Insurance – Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments – The carrying amount of accounts payable approximates fair value due to the short-term nature of the financial instrument. Since the mortgage note payable has a fixed interest rate that approximates a market index, the carrying amount of the debt approximates fair value.

New Accounting Pronouncements – In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 is effective for the Company in fiscal 2003. Management does not believe that the implementation of SFAS No. 144 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Management does not believe that the implementation of SFAS No. 145 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including product warranties. FIN No. 45 also requires recognition of a liability at fair value of a Company’s obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of FIN No. 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Management does not believe that the implementation of FIN No. 45 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 provides accounting guidance for consolidation of off-balance sheet entities with certain characteristics (variable interest entities). The consolidation requirements apply to variable interest entities created after January 31, 2003 and to variable interest entities in which the Company maintains an interest after August 31, 2003. The Company is in the process of evaluating all of its investments and other interests in entities that may be deemed variable interest entities under the provisions of FIN No. 46. These include interests in unconsolidated partnerships with assets totaling approximately $446.7 million at November 30, 2002 as discussed in Note 2. The Company’s maximum exposure to loss represents its recorded investment in these partnerships totaling $57.4 million. The Company believes that many of these interests and entities will not be consolidated, and may not ultimately fall under the provisions of FIN No. 46. The Company cannot make any definitive conclusion until it completes its evaluation.

Reclassification – Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2002 presentation.

2.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2002	2001
Assets:
Cash	$23,196	$13,566
Inventories	397,585	500,429
Other assets	25,966	13,943

	$446,747	$527,938

Liabilities and equity:
Accounts payable and other liabilities	$48,925	$34,661
Notes and mortgages payable	220,013	295,020
Equity	177,809	198,257

	$446,747	$527,938

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues	$383,589	$403,255	$26,334
Costs and expenses	329,101	345,493	30,400

Net earnings (loss) of unconsolidated partnerships	$54,488	$57,762	$(4,066)

At November 30, 2002, the Company’s equity interest in these Partnerships was 50% or less. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate professionals. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interest. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2002, 2001 and 2000, the Company received management fees and reimbursement of expenses from the Partnerships totaling $4.8 million, $3.8 million and $1.6 million, respectively. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of partnership earnings resulting from land sales to the Company. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the partnerships. This in effect defers recognition of the Company’s share of the partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer. Equity in earnings (loss) from unconsolidated partnerships is included in sales of land and other revenues in the consolidated statements of earnings. During 2002, 2001 and 2000, equity in earnings (loss) from unconsolidated partnerships was $12.8 million, $8.0 million and $(3.8) million, respectively.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2002 and 2001, $221.5 million and $72.1 million, respectively, of the Partnerships’ revenues were from land sales to the Company. In some instances, the Company and/or its partners have provided varying levels of guarantees on certain Partnership debt. At November 30, 2002, the Company had limited maintenance guarantees of $120.6 million of Partnership debt. When the Company provides guarantees, the Partnerships generally receive more favorable terms from its lenders. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds it distributes.

3.	MORTGAGE NOTE PAYABLE

At November 30, 2002 and 2001, the Company had a mortgage note on land bearing interest at 10.0% maturing in 2004 with an outstanding balance of $1.6 million and $1.8 million, respectively. This borrowing is collateralized by land.

4.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Current:
Federal	$15,655	$6,603	$7,972
State	2,189	950	927

	17,844	7,553	8,899

Deferred:
Federal	1,881	(301)	(3,594)
State	238	(16)	(356)

	2,119	(317)	(3,950)

	$19,963	$7,236	$4,949

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2002	2001
Deferred tax assets:
Capitalized expenses	$680	$1,958
Other	—	1,789

Total deferred tax assets	680	3,747

Deferred tax liabilities:
Other	1,287	2,235

Total deferred tax liabilities	1,287	2,235

Net deferred tax asset (liability)	$(607)	$1,512

The net deferred tax asset is included in other assets in the consolidated balance sheets. The net deferred tax liability is included in accounts payable and other liabilities in the consolidated balance sheets.

5.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to the Company the right to use certain property for a fee. The fee and its related interest are included in expense to affiliates in the consolidated statements of earnings. During 2002, 2001 and 2000, the Company’s fee and related interest were $21.9 million, $21.1 million and $20.7 million, respectively. On a quarterly basis, these amounts are paid by Lennar Corporation to Greystone. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets and bear interest at 9% annually. During December 2002, Greystone transferred the license agreement to another wholly-owned subsidiary of Lennar Corporation. That subsidiary has continued to grant the Company the right to use the property under the same terms as applied to the grant from Greystone. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

The Company has an agreement with Lennar Associates Management, LLC (“Lessor”), a wholly-owned subsidiary of Lennar Corporation, whereby the Lessor leases employees to the Company for its costs incurred, including salaries, plus a fee. Costs incurred are included in selling, general and administrative expenses and the fee is included in expense to affiliates in the consolidated statements of earnings. During 2002, the Company’s fee was $0.2 million. On a quarterly basis, these amounts are paid by Lennar Corporation to the Lessor. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three-months written notice by either party.

During 2002 and 2001, Lennar Corporation and its subsidiaries advanced funds to the Company which had no stated repayment terms. At November 30, 2002 and 2001, the Company had a payable to affiliates of $15.2 million and $132.7 million, respectively.

6.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2002, the Company had $14.9 million of primarily non-refundable option deposits with entities.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2003 - $1.3 million; 2004 - $0.9 million; 2005 - $0.3 million; 2006 - $0.3 million and 2007 - $0.2 million. Rental expense for the years ended November 30, 2002, 2001 and 2000 was $1.5 million, $1.4 million and $1.7 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $31.8 million at November 30, 2002. The Company also had outstanding performance and surety bonds with estimated costs to complete of $181.0 million related principally to its obligations for site improvements at various projects at November 30, 2002. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default, which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

    Greystone Homes, Inc.:

We have audited the accompanying consolidated balance sheets of Greystone Homes, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of U.S. Home Corporation, as of November 30, 2002 and 2001 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

January 7, 2003

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2002 AND 2001 (Dollars in thousands, except par value)

	2002	2001
ASSETS
Inventories	$476,445	$302,569
Goodwill, net	36,451	36,451
Investments in unconsolidated partnerships	25,446	15,202
Other assets	44,788	26,032
Due from affiliates	282,933	241,713

	$866,063	$621,967

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Accounts payable and other liabilities	$62,622	$52,166
Mortgage notes payable	63,764	—

Total liabilities	126,386	52,166

STOCKHOLDER’S EQUITY:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	216,073	216,073
Retained earnings	523,604	353,728

Total stockholder’s equity	739,677	569,801

	$866,063	$621,967

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
REVENUES:
Sales of homes	$928,115	$789,141	$646,206
Sales of land and other revenues	39,760	22,504	110,822
Licensing revenues from affiliates	213,817	129,161	104,677

Total revenues	1,181,692	940,806	861,705

COSTS AND EXPENSES:
Cost of homes sold	727,197	602,462	495,930
Cost of land and other expenses	38,669	22,693	99,606
Selling, general and administrative	111,679	99,536	89,017
Interest	31,254	21,782	20,944

Total costs and expenses	908,799	746,473	705,497

EARNINGS BEFORE INCOME TAXES	272,893	194,333	156,208
INCOME TAXES	103,017	74,818	60,921

NET EARNINGS	$169,876	$119,515	$95,287

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 1999	$—	$216,073	$138,926	$354,999
2000 net earnings	—	—	95,287	95,287

Balance, November 30, 2000	—	216,073	234,213	450,286
2001 net earnings	—	—	119,515	119,515

Balance, November 30, 2001	—	216,073	353,728	569,801
2002 net earnings	—	—	169,876	169,876

Balance, November 30, 2002	$—	$216,073	$523,604	$739,677

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$169,876	$119,515	$95,287
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,062	9,984	12,874
Equity in earnings from unconsolidated partnerships	(454)	(6)	(8)
Changes in assets and liabilities, net of effect of an acquisition:
Decrease in inventories	16,049	3,605	45,449
(Increase) decrease in other assets	(16,219)	3,216	(1,388)
Increase in accounts payable and other liabilities	7,139	904	12,245

Net cash provided by operating activities	188,453	137,218	164,459

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in investments in unconsolidated partnerships, net	(9,790)	(13,489)	(161)

Net cash used in investing activities	(9,790)	(13,489)	(161)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on borrowings	(27,967)	(672)	(7,368)
Increase in amounts due from affiliates	(150,696)	(123,057)	(118,656)
Decrease in amounts due to affiliates	—	—	(38,274)

Net cash used in financing activities	(178,663)	(123,729)	(164,298)

NET CHANGE IN CASH	—	—	—
CASH AT BEGINNING OF YEAR	—	—	—

CASH AT END OF YEAR	$—	$—	$—

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities:
Purchases of inventory financed by sellers	$12,461	$—	$—
Fair value of assets acquired, inclusive of cash of $7	$185,561	$—	$—
Fair value of liabilities assumed	$76,078	$—	$—

See accompanying notes to consolidated financial statements.

GREYSTONE HOMES, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of Greystone Homes, Inc., and all subsidiaries and partnerships (and similar entities) in which a controlling interest is held (the “Company”). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held are accounted for by the equity method. Controlling interest is determined based on a number of factors, which include the Company’s ownership interest and participation in the management of the partnership. All significant intercompany transactions and balances have been eliminated. During 2001, the Company became a wholly-owned subsidiary of U.S. Home Corporation, which is a wholly-owned subsidiary of Lennar Corporation.

The Company operates in one operating and reporting segment—homebuilding. Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated partnerships.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition – Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate, including the sale of land, are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash – The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventories – Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2002, 2001 or 2000.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due from Affiliates – Due from affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies.

Interest and Real Estate Taxes – Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest costs relieved from inventories are included in interest expense. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets, as well as debt incurred by Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Operating Equipment – Operating equipment is recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life is 2 to 10 years. At the time operating equipment is disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to earnings. At November 30, 2002 and 2001, operating equipment of $1.1 million and $0.5 million, respectively, was included in other assets in the consolidated balance sheets.

Goodwill – Goodwill represents the excess of the purchase price over the fair value of net assets acquired and was previously amortized by the Company through fiscal 2001 on a straight-line basis over 20 years. At November 30, 2002 and 2001, goodwill was $36.5 million, (net of accumulated amortization of $9.4 million at both November 30, 2002 and 2001). Historically through fiscal 2001, in the event that facts and circumstances indicated that the carrying value of goodwill might be impaired, an evaluation of recoverability was performed. If an evaluation was required, the estimated future undiscounted cash flows associated with the goodwill was compared to the carrying amount to determine if a write-down to fair value based on discounted cash flows was required. No impairment was recorded during the years ended November 30, 2002, 2001 or 2000.

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets on December 1, 2001. SFAS No. 142 no longer requires or permits the amortization of goodwill and indefinite-lived assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. No impairment charges were recognized from the adoption of this statement. As of November 30, 2002 and 2001, there were no material identifiable intangible assets, other than goodwill. Net earnings for fiscal 2001 and 2000 adjusted to exclude goodwill amortization, net of taxes, is as follows:

	Years Ended November 30,
(Dollars in thousands)	2001	2000
Reported net earnings	$119,515	$95,287
Goodwill amortization, net of tax	2,290	2,290

Adjusted net earnings	$121,805	$97,577

Income Taxes – The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs – Warranty reserves for homes are established in an amount estimated to be adequate to cover expected warranty-related costs for materials and outside labor to be incurred during the warranty period. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas.

Self-Insurance – Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Fair Value of Financial Instruments – The carrying amount of accounts payable approximates fair value due to the short-term nature of the financial instrument. Since the mortgage notes payable have fixed interest rates that approximate market indices, the carrying amounts approximate fair value.

New Accounting Pronouncements – In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 is effective for the Company in fiscal 2003. Management does not believe that the implementation of SFAS No. 144 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Management does not believe that the implementation of SFAS No. 145 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including product warranties. FIN No. 45 also requires recognition of a liability at fair value of a Company’s obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of FIN No. 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Management does not believe that the implementation of FIN No. 45 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 provides accounting guidance for consolidation of off-balance sheet entities with certain characteristics (variable interest entities). The consolidation requirements apply to variable interest entities created after January 31, 2003 and to variable interest entities in which the Company maintains an interest after August 31, 2003. The Company is in the process of evaluating all of its investments and other interests in entities that may be deemed variable interest entities under the provisions of FIN No. 46. These include interests in unconsolidated partnerships with assets totaling approximately $90.1 million at November 30, 2002 as discussed in Note 3. The Company’s maximum exposure to loss represents its recorded investment in these partnerships totaling $25.4 million. The Company believes that many of these interests and entities will not be consolidated, and may not ultimately fall under the provisions of FIN No. 46. The Company cannot make any definitive conclusion until it completes its evaluation.

Reclassification – Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2002 presentation.

2.	ACQUISITION

During 2002, the Company acquired the assets of a California homebuilder. Lennar Corporation paid $109.5 million in cash for the acquisition. This amount paid on the Company’s behalf is included in due from affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s results of operations since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $185.6 million and assumed liabilities of $76.1 million. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

3.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2002	2001
Assets:
Cash	$1,046	$1,236
Inventories	89,071	71,961
Other assets	15	26

	$90,132	$73,223

Liabilities and equity:
Accounts payable and other liabilities	$3,346	$3,912
Notes and mortgages payable	19,242	30,836
Equity	67,544	38,475

	$90,132	$73,223

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues	$4,843	$32	$31
Costs and expenses	4,920	2,905	284

Net loss of unconsolidated partnerships	$(77)	$(2,873)	$(253)

At November 30, 2002, the Company’s equity interest in each of these Partnerships was 50% or less. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate professionals. The Partnerships follow accounting principles generally accepted in the

United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interest. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of partnership earnings resulting from land sales to the Company. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the partnerships. This in effect defers recognition of the Company’s share of the partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer. Equity in earnings from unconsolidated partnerships is included in sales of land and other revenues in the consolidated statements of earnings. During 2002, equity in earnings from unconsolidated partnerships was $0.5 million.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2002, $2.4 million of the Partnerships’ revenues were from land sales to the Company. In some instances, the Company and/or its partners have provided varying levels of guarantees on certain Partnership debt. At November 30, 2002, the Company had limited maintenance guarantees of $7.0 million of Partnership debt. When the Company provides guarantees, the Partnerships generally receive more favorable terms from its lenders. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds it distributes.

4.	MORTGAGE NOTES PAYABLE

At November 30, 2002, the Company had mortgage notes on land bearing interest at fixed interest rates ranging from 5.9% to 30.0%. The weighted average interest rate of the notes was 17.2% at November 30, 2002. The notes are due through 2007 and are collateralized by land. At November 30, 2002, the outstanding balance of the notes was $63.8 million. One of the notes is payable to an affiliate of the Company. The note matures in 2007 and bears interest at 25%. At November 30, 2002, the outstanding balance of this note was $15.0 million.

The minimum aggregate principal maturities of mortgage notes payable during the five years subsequent to November 30, 2002 are as follows: 2003 - $20.9 million; 2004 - $10.7 million; 2005 - $7.5 million; 2006 - $9.7 million and 2007 - $15.0 million.

5.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Current:
Federal	$101,797	$61,692	$51,687
State	14,236	8,880	6,011

	116,033	70,572	57,698

Deferred:
Federal	(11,556)	4,034	2,933
State	(1,460)	212	290

	(13,016)	4,246	3,223

	$103,017	$74,818	$60,921

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2002	2001
Deferred tax assets:
Acquisition adjustments	$9,609	$10,158
Reserves and accruals	28,928	23,516
Net operating loss and capital loss carryforwards, tax affected	4,379	4,466
Capitalized expenses	5,381	5,685
Deferred gains	1,954	—
Investments in unconsolidated partnerships	730	745

Deferred tax assets	50,981	44,570
Less: valuation allowance	(6,978)	(7,117)

Total deferred tax assets, net	44,003	37,453

Deferred tax liabilities:
Deferred gains	—	55
Other	14,715	21,126

Total deferred tax liabilities	14,715	21,181

Net deferred tax asset	$29,288	$16,272

The net deferred tax asset is included in other assets in the consolidated balance sheets. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that a portion or all of the deferred tax asset will not be realized. At November 30, 2002 and 2001, the Company had a valuation allowance of $7.0 million and $7.1 million, respectively, for net operating loss and capital loss carryforwards and certain acquisition adjustments which currently are not expected to be realized. Based on management’s assessment, it is more likely than not that the net deferred tax asset will be realized through future taxable earnings.

6.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a majority-owned subsidiary of the Company, which is a wholly-owned subsidiary of Lennar Corporation, whereby Greystone has granted to affiliates of Lennar Corporation the right to use certain property for a fee. Unpaid fees bear interest at 9% annually. Licensing revenues from affiliates in the consolidated statements of earnings is comprised of the affiliates’ fee and interest. On a quarterly basis, these amounts are paid to Greystone by Lennar Corporation. During December 2002, Greystone transferred the license agreement to another majority-owned subsidiary of the Company. That subsidiary has continued to grant the Company the right to use the property under the same terms as applied to the grant from Greystone. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

Lennar Corporation has a financing arrangement with affiliates which matured on December 31, 2001 and was extended through December 31, 2007, whereby Lennar Corporation may borrow up to $950 million from Greystone at an interest rate of 9% payable quarterly. As of November 30, 2002 and 2001, Lennar Corporation had borrowed $496.3 million and $333.3 million, respectively, under this financing arrangement.

The Company has an agreement with Lennar Associates Management, LLC (“Lessor”), a wholly-owned subsidiary of Lennar Corporation, whereby the Lessor leases employees to the Company for its costs incurred, including salaries, plus a fee. The Company’s costs incurred and related fee are included in selling, general and administrative expenses in the consolidated statements of earnings. During 2002, the Company’s fee was $0.3 million. On a quarterly basis, these amounts are paid by Lennar Corporation to the Lessor. The amounts paid by Lennar Corporation on behalf of the Company are included in due from affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

During 2002 and 2001, Lennar Corporation and its subsidiaries advanced and borrowed funds to and from the Company which had no stated repayment terms, other than the financing arrangement discussed above. At November 30, 2002 and 2001, the Company had a receivable from affiliates of $282.9 million and $241.7 million, respectively.

7.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2002, the Company had $28.7 million of primarily non-refundable option deposits with entities.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2003 - $2.2 million; 2004 - $2.0 million; 2005 - $1.1 million; 2006 - $0.6 million and 2007 - $0.5 million. Rental expense for the years ended November 30, 2002, 2001 and 2000 was $2.8 million, $2.0 million and $2.2 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $64.1 million at November 30, 2002. The Company also had outstanding performance and surety bonds with estimated costs to complete of $214.9 million related principally to its obligations for site improvements at various projects at November 30, 2002. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

U.S. Home Corporation:

We have audited the accompanying consolidated balance sheets of U.S. Home Corporation and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Corporation, as of November 30, 2002 and 2001 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

January 7, 2003

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2002 AND 2001 (Dollars in thousands, except par value)

	2002	2001
ASSETS
Homebuilding:
Cash	$38,132	$98,127
Inventories	1,789,386	1,459,909
Investments in unconsolidated partnerships	125,162	121,467
Goodwill, net	77,655	77,655
Other assets	167,941	151,675

	2,198,276	1,908,833
Financial services	1,073,078	887,659

	$3,271,354	$2,796,492

LIABILITIES AND STOCKHOLDER’S EQUITY
Homebuilding:
Accounts payable and other liabilities	$235,612	$254,069
Senior notes and other debts payable	68,317	35,652
Due to affiliates	88,624	232,531

	392,553	522,252
Financial services	955,301	788,258

Total liabilities	1,347,854	1,310,510

Stockholder’s equity:
Common stock, $0.10 par value; 5,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	737,331	737,331
Retained earnings	1,186,168	748,650

Total stockholder’s equity	1,923,500	1,485,982

	$3,271,354	$2,796,492

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
REVENUES:
Homebuilding	$3,421,448	$2,928,380	$2,031,190
Financial services	487,246	424,554	315,301
Licensing revenues from affiliates	152,252	129,161	104,677

Total revenues	4,060,946	3,482,095	2,451,168

COSTS AND EXPENSES:
Homebuilding	2,563,635	2,187,404	1,614,398
Financial services	358,406	333,657	272,774
Selling, general and administrative	354,566	320,105	200,958
Interest	81,289	70,490	55,152

Total costs and expenses	3,357,896	2,911,656	2,143,282

EARNINGS BEFORE INCOME TAXES	703,050	570,439	307,886
INCOME TAXES	265,532	218,284	120,768

NET EARNINGS	$437,518	$352,155	$187,118

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance, November 30, 1999	$1	$233,046	$209,377	$442,424
Contribution of capital to acquire U.S. Home Corporation (see Note 2)	—	510,249	—	510,249
Distribution of capital to affiliate (see Note 1)	—	(5,964)	—	(5,964)
2000 net earnings	—	—	187,118	187,118

Balance, November 30, 2000	1	737,331	396,495	1,133,827
2001 net earnings	—	—	352,155	352,155

Balance, November 30, 2001	1	737,331	748,650	1,485,982
2002 net earnings	—	—	437,518	437,518

Balance, November 30, 2002	$1	$737,331	$1,186,168	$1,923,500

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$437,518	$352,155	$187,118
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	28,548	30,470	30,290
Equity in (earnings) loss from unconsolidated partnerships	(8,112)	(1,473)	58
Changes in assets and liabilities, net of effects from acquisitions:
(Increase) decrease in inventories	(177,961)	(70,266)	156,363
Increase in other assets	(96,757)	(81,856)	(29,050)
Increase in financial services loans held for sale	(123,015)	(206,461)	(75,872)
Decrease in accounts payable and other liabilities	(10,901)	(60,995)	(43,459)

Net cash provided by (used in) operating activities	49,320	(38,426)	225,448

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in investments in unconsolidated partnerships, net	4,417	(39,113)	(33,553)
(Increase) decrease in financial services mortgage loans	18,082	3,910	(11,834)
Purchases of investment securities	(31,545)	(18,143)	(18,112)
Receipts from investment securities	22,442	17,700	14,946
Decrease in financial services mortgage servicing rights	—	10,812	1,315
Acquisitions, net of cash acquired	(8,670)	(1,630)	(158,357)

Net cash provided by (used in) investing activities	4,726	(26,464)	(205,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under financial services debt	159,485	264,996	165,452
Payments for tender of senior notes	—	—	(519,759)
Proceeds from borrowings	—	—	2,981
Principal payments on borrowings	(32,161)	(20,419)	(260,654)
Contributed capital	—	—	243,383
Increase (decrease) in amounts due to affiliates	(254,105)	(128,377)	407,287

Net cash provided by (used in) financing activities	(126,781)	116,200	38,690

NET INCREASE (DECREASE) IN CASH	(72,735)	51,310	58,543
CASH AT BEGINNING OF YEAR	144,764	93,454	34,911

CASH AT END OF YEAR	$72,029	$144,764	$93,454

Summary of cash:
Homebuilding	$38,132	$98,127	$53,934
Financial services	33,897	46,637	39,520

	$72,029	$144,764	$93,454

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

Supplemental disclosures of non-cash investing and financing activities
Purchases of inventory financed by sellers	$18,709	$17,897	$—
Fair value of assets acquired, inclusive of cash of $4,880 in 2002 and $90,996 in 2000	$190,793	$—	$1,654,444
Goodwill recorded	$8,844	$—	$47,809
Fair value of liabilities assumed	$76,611	$—	$1,192,004

See accompanying notes to consolidated financial statements.

U.S. HOME CORPORATION AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of U.S. Home Corporation, a wholly-owned subsidiary of Lennar Corporation, and all subsidiaries and partnerships (and similar entities) in which a controlling interest is held (the “Company” or “U.S. Home”). The Company’s investments in unconsolidated partnerships in which a significant, but less than controlling, interest is held are accounted for by the equity method. Controlling interest is determined based on a number of factors, which include the Company’s ownership interest and participation in the management of the partnership. All significant intercompany transactions and balances have been eliminated.

During 2001, the Company made a tax-free contribution of real and personal property and equity interests of its, and certain of its subsidiaries, homebuilding business within the State of Texas (the “Texas Operations”), to Lennar Homes of Texas Land & Construction, Ltd. (the “Texas Partnership”), a majority-owned subsidiary of Lennar Southwest Holding Corp., in exchange for an approximate 40% limited partners’ interest in the Texas Partnership. This interest in the Texas Partnership is included in other assets in the consolidated balance sheets. This transaction was accounted for as a reorganization of entities under common control, which is similar to the pooling of interests method of accounting for business combinations and, accordingly, all prior period consolidated financial statements have been restated as if this transaction occurred on May 3, 2000, the date of Lennar Corporation’s acquisition of U.S. Home.

During 2001, Lennar Corporation contributed to the Company, as a tax-free contribution, all of the issued and outstanding shares of the common stock of Greystone Homes, Inc. and Lennar Financial Services, LLC (f/k/a Lennar Financial Services, Inc.), both of which were wholly-owned subsidiaries of Lennar Corporation. These transactions were accounted for as a reorganization of entities under common control, which is similar to the pooling of interests method of accounting for business combinations and, accordingly, all prior period consolidated financial statements have been restated as if this transaction occurred on November 30, 1999.

LEN Acquisition Corporation, a wholly-owned subsidiary of Lennar Corporation, was incorporated on February 15, 2000. In May 2000, U.S. Home Corporation was acquired by LEN Acquisition Corporation. LEN Acquisition Corporation was subsequently renamed U.S. Home Corporation. See Note 2.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition – Revenues from sales of homes are recognized when the sales are closed and title passes to the new homeowners. Revenues from sales of other real estate (including the sales of land and operating properties) are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash – The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximates their fair values. Cash as of November 30, 2002 and 2001 included $31.4 million and $42.9 million, respectively, of primarily cash held in escrow for approximately three days.

Inventories – Inventories are stated at cost unless the inventory within a community is determined to be impaired, in which case the impaired inventory is written down to fair value. Inventory costs include land, land development and home construction costs, real estate taxes and interest related to development and construction. The Company evaluates long-lived assets for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventories deemed to be impaired are recorded as adjustments to the cost basis of the respective inventories. No impairment was recorded during the years ended November 30, 2002, 2001 or 2000.

Construction overhead and selling expenses are expensed as incurred. Homes held for sale are classified as inventories until delivered. Land, land development, amenities and other costs are accumulated by specific area and allocated to homes within the respective areas.

Due to Affiliates – Due to affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies.

Interest and Real Estate Taxes – Interest and real estate taxes attributable to land and homes are capitalized as inventories while they are being actively developed. Interest related to homebuilding, including interest costs relieved from inventories, is included in interest expense. Interest costs result from the interest related to the Company’s outstanding debt as disclosed in the consolidated balance sheets as well as debt incurred by the Company’s parent, Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year. Interest expense relating to the financial services operations is included in its respective costs and expenses.

Operating Properties and Equipment – Operating properties and equipment are recorded at cost. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life for operating properties is 30 years and for equipment is 2 to 10 years. At the time operating properties and equipment are disposed of, the asset and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to earnings. At November 30, 2002 and 2001, operating properties and equipment of $8.2 million and $9.3 million, respectively, was included in other assets in the consolidated balance sheets.

Investment Securities – Investment securities that have determinable fair values are classified as available-for-sale unless they are classified as held-to-maturity. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity. Available-for-sale securities are recorded at fair value. Any unrealized holding gains or losses on available-for-sale securities would be reported in a separate component of stockholder’s equity, net of tax effects, until realized.

At November 30, 2002 and 2001, investment securities classified as held-to-maturity totaled $22.4 million and $13.2 million, respectively, and were included in other assets of the Financial

Services Division. At November 30, 2002 and 2001, the fair value of the investment securities were $22.4 million and $13.3 million, respectively. There were no other investment securities at November 30, 2002 or 2001.

Derivative Financial Instruments – Effective December 1, 2000, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income and recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.

The Financial Services Division, in the normal course of business, uses derivative financial instruments to reduce its exposure to fluctuations in interest rates. The Division enters into forward commitments and option contracts to protect the value of fixed rate locked loan commitments and loans held for sale or disposition from fluctuations in market interest rates. These derivative financial instruments are designated as fair value hedges, and, accordingly, for all qualifying and highly effective fair value hedges, the changes in the fair value of the derivative and the loss or gain on the hedged asset relating to the risk being hedged are recorded currently in earnings. The effect of the implementation of SFAS No. 133 on the Financial Services Division’s operating earnings was not significant.

Goodwill – Goodwill represents the excess of the purchase price over the fair value of net assets acquired and was previously amortized by the Company through fiscal 2001 on a straight-line basis over periods ranging from 15 to 20 years. At November 30, 2002 and 2001, goodwill was $111.6 million and $102.8 million, respectively (net of accumulated amortization of $17.7 million at both November 30, 2002 and 2001). Historically through fiscal 2001, in the event that facts and circumstances indicated that the carrying value of goodwill might be impaired, an evaluation of recoverability was performed. If an evaluation was required, the estimated future undiscounted cash flows associated with the goodwill was compared to the carrying amount to determine if a write-down to fair value based on discounted cash flows was required. No impairment was recorded during the years ended November 30, 2002, 2001 or 2000.

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets on December 1, 2001. SFAS No. 142 no longer requires or permits the amortization of goodwill and indefinite-lived assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. No impairment charges were recognized from the adoption of this statement. As of November 30, 2002 and 2001, there were no material identifiable intangible assets, other than goodwill. Net earnings for fiscal 2001 and 2000 adjusted to exclude goodwill amortization, net of taxes, is as follows:

	Years Ended November 30,
(Dollars in thousands)	2001	2000
Reported net earnings	$352,155	$187,118
Goodwill amortization, net of tax	6,148	4,897

Adjusted net earnings	$358,303	$192,015

Income Taxes – The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Warranty Costs – Warranty reserves for homes are established in an amount estimated to be adequate to cover expected warranty-related costs for materials and outside labor to be incurred during the warranty period. Reserves are determined based on historical data and trends with respect to similar product types and geographical areas.

Self-Insurance – Certain insurable risks such as general liability, medical and workers’ compensation are self-insured by Lennar Corporation up to certain limits. Lennar Corporation allocates a portion of its self-insurance accrual to the Company based on various factors.

Financial Services – Loan origination revenues, net of direct origination costs, are recognized when the related loans are sold. Gains and losses from the sale of loans and loan servicing rights are recognized when the loans are sold and delivered to an investor. Premiums from title insurance policies are recognized as revenue on the effective date of the policy. Escrow fees are recognized at the time the related real estate transactions are completed, usually upon the close of escrow.

Mortgage loans held for sale by the Financial Services Division that are designated as hedged assets are carried at market value, as the effect of changes in fair value are reflected in the carrying amount of the loans and in earnings. Premiums and discounts recorded on these loans are presented as an adjustment to the carrying amount of the loans and are not amortized.

When the Division sells loans in the secondary market, a gain or loss is recognized to the extent that the sales proceeds exceed, or are less than, the book value of the loans. Loan origination fees, net of direct origination costs, are deferred and recognized as a component of the gain or loss when loans are sold. In prior years, the Company retained servicing rights from some of the loans it originated and maintained a portfolio of mortgage servicing rights. During 2001, the Company sold substantially all of its existing portfolio of mortgage servicing rights and realized a pretax profit of approximately $13 million from the sale of the servicing rights. Prior to the sale of the mortgage servicing rights portfolio, the book value of each mortgage loan the Company sold was allocated partly to the mortgage servicing right and partly to the loan (separately from the mortgage servicing right) based on their estimated relative fair values at the time the loan was sold and the servicing rights retained. The fair value of mortgage servicing rights was determined by discounting the estimated future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporated assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Impairment, if any, was recognized through a valuation allowance and a charge to current operations. Mortgage servicing rights were amortized in proportion to, and over the period of, the estimated net servicing income of the underlying mortgages.

New Accounting Pronouncements – In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 is effective for the Company in fiscal 2003. Management does not believe that the implementation of SFAS No. 144 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Management does not believe that the implementation of SFAS No. 145 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including product warranties. FIN No. 45 also requires recognition of a liability at fair value of a Company’s obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of FIN No. 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Management does not believe that the implementation of FIN No. 45 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 provides accounting guidance for consolidation of off-balance sheet entities with certain characteristics (variable interest entities). The consolidation requirements apply to variable interest entities created after January 31, 2003 and to variable interest entities in which the Company maintains an interest after August 31, 2003. The Company is in the process of evaluating all of its investments and other interests in entities that may be deemed variable interest entities under the provisions of FIN No. 46. These include interests in unconsolidated partnerships with assets totaling approximately $413.2 million at November 30, 2002 as discussed in Note 4. The Company’s maximum exposure to loss represents its recorded investment in these partnerships totaling $125.2 million. The Company believes that many of these interests and entities will not be consolidated, and may not ultimately fall under the provisions of FIN No. 46. The Company cannot make any definitive conclusion until it completes its evaluation.

Reclassification – Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2002 presentation.

2.	ACQUISITIONS

During 2002, the Company acquired a California homebuilder. Lennar Corporation paid $109.5 million in cash for the acquisition. This amount paid on the Company’s behalf is included in due to affiliates in the consolidated balance sheets. The results of operations of the acquired homebuilder are included in the Company’s consolidated statements of earnings since the respective acquisition date. There was no goodwill associated with the acquisition. The Company acquired assets (primarily inventories) with a fair value of $185.6 million and assumed liabilities of $76.1 million. The pro forma effect of this acquisition on the consolidated results of operations is not presented as the effect is not considered material.

During 2002, the Company also acquired a mortgage company and a title company for a total of $8.7 million in cash and acquired total assets with a fair value of $5.2 million, assumed total liabilities of $0.5 million and recorded total goodwill of $8.8 million. The results of operations of these companies were included in the Company’s consolidated statements of earnings since the respective acquisition dates. The pro forma effect of these acquisitions on the consolidated results of operations is not presented as their effect is not considered material.

On May 3, 2000, U.S. Home Corporation was acquired by LEN Acquisition Corporation in a transaction in which U.S. Home stockholders received a total of approximately $243 million in cash and 13 million shares of Lennar Corporation common stock with a value of approximately $267 million. LEN Acquisition Corporation was subsequently renamed U.S. Home Corporation.

The acquisition was accounted for using the purchase method of accounting. In connection with the transaction, the Company acquired assets with a fair value of $1.7 billion, assumed liabilities with a fair value of $1.2 billion and recorded goodwill of $48 million. Goodwill was being amortized on a straight-line basis over 20 years through fiscal 2001. The results of operations of U.S. Home are included in the Company’s consolidated statements of earnings since the acquisition date. Revenues and net earnings on an unaudited pro forma basis would have been $3.4 billion and $222.0 million, respectively, for the year ended November 30, 2000 had the acquisition occurred on December 1, 1999. The pro forma information gives effect to actual operating results prior to the acquisition, adjusted for the pro forma effect of interest expense, amortization of goodwill, and certain other adjustments, together with their related income tax effect.

During 2000, the Company acquired a title company for $1.7 million in cash and acquired assets with a fair value of $1.0 million, assumed liabilities of $1.7 million and recorded goodwill of $2.4 million. The acquisition was accounted for using the purchase method of accounting. Goodwill was being amortized on a straight-line basis over 15 to 20 years through fiscal 2001. The results of operations of this company were included in the Company’s consolidated statements of earnings since the acquisition date.

3.	OPERATING AND REPORTING SEGMENTS

The Company has two operating and reporting segments: Homebuilding and Financial Services. The Company’s reportable segments are strategic business units that offer different products and services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Segment amounts include all elimination adjustments made in consolidation.

Homebuilding – Homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated partnerships. The following table sets forth financial information relating to the homebuilding operations:

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues:
Sales of homes	$3,278,885	$2,834,602	$1,871,322
Sales of land and other revenues	142,563	93,778	159,868

Total revenues	3,421,448	2,928,380	2,031,190

Costs and expenses:
Cost of homes sold	2,479,108	2,144,718	1,496,448
Cost of land and other expenses	84,527	42,686	117,950

Total costs and expenses	2,563,635	2,187,404	1,614,398

	$857,813	$740,976	$416,792

Depreciation and amortization	$21,275	$20,983	$20,310

Financial Services – The Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others and sells the loans it originates in the secondary mortgage market. The Division also provides high-speed Internet access, cable television, and alarm installation and monitoring services for both the Company’s homebuyers and other customers. The following table sets forth financial information relating to the financial services operations:

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues	$487,246	$424,554	$315,301
Costs and expenses	358,406	333,657	272,774

	$128,840	$90,897	$42,527

Depreciation and amortization	$7,273	$9,487	$9,980

Interest income, net	$29,461	$24,139	$15,066

4.	INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

Summarized condensed financial information on a combined 100% basis related to unconsolidated partnerships and other similar entities (collectively the “Partnerships”) in which the Company invests that are accounted for by the equity method was as follows:

	November 30,
(Dollars in thousands)	2002	2001
Assets:
Cash	$16,214	$9,323
Inventories	378,728	415,930
Other assets	18,289	22,950

	$413,231	$448,203

Liabilities and equity:
Accounts payable and other liabilities	$49,721	$56,847
Notes and mortgages payable	131,951	185,679
Equity	231,559	205,677

	$413,231	$448,203

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues	$238,136	$158,619	$65,069
Costs and expenses	223,560	157,702	63,450

Net earnings of unconsolidated partnerships	$14,576	$917	$1,619

At November 30, 2002, the Company’s equity interest in these Partnerships was 50% or less. The Company’s partners generally are unrelated homebuilders, land sellers or other real estate professionals. The Partnerships follow accounting principles generally accepted in the United States of America. The Company shares in the profits and losses of these Partnerships generally in accordance with its ownership interest. In many instances, the Company is appointed as the day-to-day manager of the Partnerships and receives fees for performing this function. During 2002, 2001 and 2000, the Company received management fees and reimbursement of expenses from the Partnerships totaling $16.4 million, $15.9 million and $1.1 million, respectively. In determining its share of the Partnerships’ net earnings, the Company does not include in its income its pro rata share of partnership earnings resulting from land sales to the Company. Instead, the Company accounts for those earnings as a reduction of the cost of purchasing the land from the partnerships. This in effect defers recognition of the Company’s share of the partnership earnings relating to these sales until a home is delivered and title passes to a homebuyer. Equity in earnings from unconsolidated partnerships is included in homebuilding revenues in the consolidated statements of earnings. During 2002, 2001 and 2000, equity in earnings (loss) from unconsolidated partnerships was $8.1 million, $1.5 million and $(0.1) million, respectively.

The Company and/or its partners sometimes obtain options or enter into other arrangements under which the Company can purchase portions of the land held by the Partnerships. Option prices are generally negotiated prices that approximate fair value when options are purchased. During 2002, 2001 and 2000, $86.3 million, $44.6 million and $16.1 million, respectively, of the Partnerships’

revenues were from land sales to the Company. In some instances, the Company and/or its partners have provided varying levels of guarantees on certain Partnership debt. At November 30, 2002, the Company had recourse guarantees of $22.5 million and limited maintenance guarantees of $16.1 million of Partnership debt. When the Company provides guarantees, the Partnerships generally receive more favorable terms from its lenders. The limited maintenance guarantees only apply if a partnership defaults on its loan arrangements and the carrying value of the collateral (generally land and improvements) is less than a specified percentage of the loan balance. If the Company is required to make a payment under a limited maintenance guarantee to bring the carrying value of the collateral above the specified percentage of the loan balance, the payment would constitute a capital contribution or loan to the unconsolidated partnership and increase the Company’s share of any funds it distributes.

5.	SENIOR NOTES AND OTHER DEBTS PAYABLE

	November 30,
(Dollars in thousands)	2002	2001
8.25% senior notes due 2004	$980	$980
7.75% senior notes due 2005	2,199	2,279
8.88% senior subordinated notes due 2007	4,800	4,800
8.875% senior subordinated notes due 2009	1,387	1,387
Mortgage notes on land	58,951	26,206

	$68,317	$35,652

As a result of LEN Acquisition Corporation’s acquisition of U.S. Home, holders of U.S. Home’s publicly-held notes totaling $525 million were entitled to require U.S. Home to repurchase the notes for 101% of their principal amount within 90 days after the transaction was completed. Independent of that requirement, in April 2000, Lennar Corporation made a tender offer for all of the notes and a solicitation of consents to modify provisions of the indentures relating to the notes. As a result of the tender offer and required repurchases after the acquisition, Lennar Corporation paid approximately $520 million in 2000, which includes tender and consent fees, for $508 million of U.S. Home’s notes. These amounts paid on the Company’s behalf are included in due to affiliates in the consolidated balance sheets. At November 30, 2002, the carrying value of U.S. Home’s senior notes detailed above was $9.4 million.

At November 30, 2002, the Company had mortgage notes on land bearing interest at fixed interest rates ranging from 4.8% to 30.0%. The weighted average interest rate of the notes was 13.0% at November 30, 2002. The notes are due through 2009 and are collateralized by land. At November 30, 2002, the carrying value of the mortgage notes was $59.0 million.

The minimum aggregate principal maturities of senior notes and other debts payable during the years subsequent to November 30, 2002 are as follows: 2003 - $28.6 million; 2004 - $13.8 million; 2005 - $9.7 million; 2006 - $9.7 million; and 2007 - $4.8 million. The remaining principal obligations are due subsequent to November 30, 2007.

6.	FINANCIAL SERVICES

The assets and liabilities related to the Company’s financial services operations were as follows:

	November 30,
(Dollars in thousands)	2002	2001
Assets:
Cash	$33,897	$46,637
Receivables	185,277	105,024
Mortgage loans held for sale, net	708,304	587,694
Mortgage loans, net	30,137	41,590
Title plants	15,586	15,530
Goodwill, net	34,002	25,158
Collateral for bonds and notes payable	8,411	12,398
Other	57,464	53,628

	$1,073,078	$887,659

Liabilities:
Notes and other debts payable	$853,416	$693,931
Bonds and notes payable	7,947	11,680
Other	93,938	82,647

	$955,301	$788,258

At November 30, 2002, the Financial Services Division had a $500 million warehouse line of credit which included a $145 million 30-day increase which expired in December 2002 to fund the Division’s mortgage loan activities. Borrowings under this facility were $489.7 million and $483.2 million at November 30, 2002 and 2001, respectively, and were collateralized by mortgage loans and receivables on loans sold but not yet funded with outstanding principal balances of $523.8 million and $518.8 million, respectively. There are several interest rate pricing options which fluctuate with market rates. The effective interest rate on this facility at November 30, 2002 and 2001 was 2.3% and 3.1%, respectively. The warehouse line of credit matures in October 2004, at which time the Division expects the facility to be renewed. At November 30, 2002 and 2001, the Division had advances under a conduit funding agreement with a major financial institution amounting to $343.7 million and $190.6 million, respectively. Borrowings under this agreement are collateralized by mortgage loans and had an effective interest rate of 2.3% and 3.0% at November 30, 2002 and 2001, respectively. The Division also had a $20 million revolving line of credit with a bank, collateralized by certain assets of the Division and stock of certain title subsidiaries. Borrowings under the line of credit were $20.0 million at both November 30, 2002 and 2001 and had an effective interest rate of 2.4% and 3.1% at November 30, 2002 and 2001, respectively. At November 30, 2002 and 2001, bonds and notes payable had an outstanding balance of $7.9 million and $11.7 million, respectively. The borrowings mature in years 2013 through 2018 and carry interest rates ranging from 8.5% to 11.7%.

The minimum aggregate principal maturities of the Financial Services Division’s notes and other debts payable during the years subsequent to November 30, 2002 are as follows: 2003 - $688.4 million and 2004 - $165.0 million.

7.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Current:
Federal	$226,622	$182,425	$104,391
State	30,784	24,141	14,666

	257,406	206,566	119,057

Deferred:
Federal	7,195	11,468	2,000
State	931	250	(289)

	8,126	11,718	1,711

	$265,532	$218,284	$120,768

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2002	2001
Deferred tax assets:
Acquisition adjustments	$32,982	$48,239
Reserves and accruals	73,627	67,680
Net operating loss and capital loss carryforwards, tax affected	4,379	4,466
Capitalized expenses	—	5,685
Deferred gains	1,954	—
Investments in unconsolidated partnerships	917	745
Other	4,542	5,290

Deferred tax assets	118,401	132,105
Less: valuation allowance	(6,978)	(7,117)

Total deferred tax assets, net	111,423	124,988

Deferred tax liabilities:
Capitalized expenses	19,247	23,542
Deferred gains	—	130
Investments in unconsolidated partnerships	—	167
Other	38,445	39,292

Total deferred tax liabilities	57,692	63,131

Net deferred tax asset	$53,731	$61,857

The net deferred tax asset is included in other assets of the Homebuilding Division and the assets of the Financial Services Division in the consolidated balance sheets. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that a portion or all of the deferred tax asset will not be realized. At November 30, 2002 and 2001, the Company had a valuation allowance of $7.0 million and $7.1 million, respectively, for net operating loss and capital loss carryforwards and certain acquisition adjustments which currently are not expected to be realized. Based on management’s assessment, it is more likely than not that the net deferred tax asset will be realized through future taxable earnings.

8.	FINANCIAL INSTRUMENTS

The Company estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimated fair values are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. At November 30, 2002, the Company believes that the fair value of cash and accounts payable approximates their carrying values because of their typically liquid, short-term nature and market rate terms.

At November 30, 2002, the Homebuilding Division’s senior notes and other debts payable consisted of fixed rate debt. Since the mortgage notes have fixed interest rates that approximate market indices, the carrying amounts approximate fair value.

At November 30, 2002, the fair value of the Financial Services Division’s mortgage loans approximate their carrying value based on the interest rates on the loans compared to the current market rates and the collectibility, term and type of loans. The fair value of the Financial Services

Division’s notes and other debts payable approximate their carrying value because these variable rate borrowings are tied to market indices.

As of November 30, 2002, the Financial Services Division’s pipeline of loans in process totaled approximately $2.3 billion. To minimize credit risk, the Division uses the same credit policies in the approval of the commitments as are applied to all lending activities. Since a portion of these commitments is expected to expire without being exercised by the borrowers, the total commitments do not necessarily represent future cash requirements. Loans in the pipeline of loans in process for which interest rates were committed to the borrower totaled approximately $316.3 million as of November 30, 2002. Substantially all of these commitments were for periods of 60 days or less.

Mandatory mortgage-backed securities forward commitments (“MBS”) are used by the Company to hedge its interest rate exposure during the period from when the Company makes an interest rate commitment to a loan applicant until the time at which the loan is sold to an investor. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is managed by entering into agreements with investment bankers with primary dealer status and with permanent investors meeting the credit standards of the Company. At any time, the risk to the Company, in the event of default by the purchaser, is the difference between the contract price and current market value. At November 30, 2002, the Company had open commitments amounting to $314.2 million to sell MBS with varying settlement dates through January 2003.

9.	RELATED PARTY TRANSACTIONS

Lennar Corporation has an agreement with Greystone Homes of Nevada, Inc. (“Greystone”), a majority-owned subsidiary of Greystone Homes, Inc. and U.S. Home, which are both wholly-owned subsidiaries of Lennar Corporation, whereby Greystone has granted to affiliates of Lennar Corporation the right to use certain property for a fee. Unpaid fees bear interest at 9% annually. Licensing revenues from affiliates in the consolidated statements of earnings is comprised of the affiliates’ fee and interest. On a quarterly basis, these amounts are paid to Greystone by Lennar Corporation. During 2002, Greystone transferred the license agreement to another majority-owned subsidiary of the Company. That subsidiary has continued to grant the Company the right to use the property under the same terms as applied to the grant from Greystone. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

The Company has an agreement with Lennar Associates Management, LLC (“Lessor”), a wholly-owned subsidiary of Lennar Corporation, whereby the Lessor leases employees to the Company for its costs incurred, including salaries, plus a fee. Costs incurred and the related fee are included in selling, general and administrative expenses in the consolidated statements of earnings. During 2002, the Company’s fee was $0.5 million. On a quarterly basis, these amounts are paid by Lennar Corporation to the Lessor. The amounts paid by Lennar Corporation on behalf of the Company are included in due to affiliates in the Company’s consolidated balance sheets. The term of the agreement automatically renews on the anniversary date unless terminated earlier by three months written notice by either party.

Lennar Corporation has a financing arrangement with affiliates which matured on December 31, 2001 and was extended through December 31, 2007, whereby Lennar Corporation may borrow up to $950 million from Greystone at an interest rate of 9% payable quarterly. As of November 30, 2002 and 2001, Lennar Corporation had borrowed $496.3 million and $333.3 million, respectively, under this financing arrangement.

During 2002 and 2001, Lennar Corporation and its subsidiaries advanced and borrowed funds to and from the Company which had no stated repayment terms, other than the financing arrangement discussed above. At November 30, 2002 and 2001, the Company had a payable to affiliates of $88.6 million and $232.5 million, respectively.

10.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company is subject to the usual obligations associated with entering into contracts (including option contracts) for the purchase, development and sale of real estate, which it does in the routine conduct of its business. Option contracts for the purchase of land permit the Company to defer acquiring portions of properties owned by third parties and certain unconsolidated partnerships. The use of option contracts allows the Company to reduce the financial risk of adverse market conditions associated with long-term land holdings. At November 30, 2002, the Company had $141.5 million of primarily non-refundable option deposits with entities.

The Company has entered into agreements to lease certain office facilities and equipment under operating leases. Future minimum payments under the noncancelable leases are as follows: 2003 - $29.4 million; 2004 - $23.5 million; 2005 - $17.8 million; 2006 - $13.8 million; 2007 - $9.9 million and thereafter - $10.7 million. Rental expense for the years ended November 30, 2002, 2001 and 2000 was $33.1 million, $33.4 million and $25.9 million, respectively.

The Company is committed, under various letters of credit, to perform certain development and construction activities and provide certain guarantees in the normal course of business. Outstanding letters of credit under these arrangements totaled $260.5 million at November 30, 2002. The Company also had outstanding performance and surety bonds with estimated costs to complete of $444.8 million related principally to its obligations for site improvements at various projects at November 30, 2002. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial condition, results of operations or cash flows.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Land Partners Sub II, Inc.:

We have audited the accompanying consolidated balance sheets of Lennar Land Partners Sub II, Inc. and subsidiaries (the “Company”), a wholly-owned subsidiary of Lennar Corporation, as of November 30, 2002 and 2001 and the related consolidated statements of earnings, stockholder’s equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants Miami, Florida January 7, 2003

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2002 AND 2001 (Dollars in thousands, except par value)

	2002	2001
ASSETS
Cash	$49	$236
Land held for development and sale	—	3,212
Investment in unconsolidated partnership	34,716	44,843
Other assets	10	52
Due from affiliates	156,324	128,518

	$191,099	$176,861

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES:
Accounts payable and other liabilities	$9,240	$15,438

Total liabilities	9,240	15,438

STOCKHOLDER’S EQUITY:
Common stock, $1 par value; 5,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	92,420	92,420
Retained earnings	89,439	69,003

Total stockholder’s equity	181,859	161,423

	$191,099	$176,861

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
REVENUES:
Land sales	$14,495	$37,270	$52,423
Equity in earnings from unconsolidated partnership	22,493	16,386	21,845
Other	—	425	262

Total revenues	36,988	54,081	74,530

COSTS AND EXPENSES:
Cost of land sales	3,934	14,111	21,951
General and administrative	225	291	379

Total costs and expenses	4,159	14,402	22,330

EARNINGS BEFORE INCOME TAXES	32,829	39,679	52,200
INCOME TAXES	12,393	15,276	20,358

NET EARNINGS	$20,436	$24,403	$31,842

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total

Balance, November 30, 1999	$—	$92,420	$12,758	$105,178
2000 net earnings	—	—	31,842	31,842

Balance, November 30, 2000	—	92,420	44,600	137,020
2001 net earnings	—	—	24,403	24,403

Balance, November 30, 2001	—	92,420	69,003	161,423
2002 net earnings	—	—	20,436	20,436

Balance, November 30, 2002	$—	$92,420	$89,439	$181,859

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (Dollars in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$20,436	$24,403	$31,842
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Equity in earnings from unconsolidated partnership	(22,493)	(16,386)	(21,845)
Changes in assets and liabilities:
(Increase) decrease in land held for development and sale	3,212	(991)	14,892
(Increase) decrease in other assets	42	48	(25)
Increase (decrease) in accounts payable and other liabilities	(6,198)	10,675	2,019

Net cash provided by (used in) operating activities	(5,001)	17,749	26,883

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in investment in unconsolidated partnership, net	32,620	28,212	52,382

Net cash provided by investing activities	32,620	28,212	52,382

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in amounts due from affiliates	(27,806)	(45,725)	(79,343)

Net cash used in financing activities	(27,806)	(45,725)	(79,343)

NET INCREASE (DECREASE) IN CASH	(187)	236	(78)
CASH AT BEGINNING OF YEAR	236	—	78

CASH AT END OF YEAR	$49	$236	$—

See Note 1 for supplemental disclosures of cash flow information related to interest and income taxes paid.

See accompanying notes to consolidated financial statements.

LENNAR LAND PARTNERS SUB II, INC. AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of Lennar Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2002, 2001 and 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – The accompanying consolidated financial statements include the accounts of Lennar Land Partners Sub II, Inc., its subsidiaries and an unconsolidated partnership in which a significant, but less than a controlling, interest is held (the “Company”). Controlling interest is determined based on a number of factors, which include the Company’s ownership interest and participation in the management of the partnership. The Company is a wholly-owned subsidiary of Lennar Corporation and was formed on June 21, 1999 by the contribution of an investment in an unconsolidated partnership. The investment in the unconsolidated partnership was recorded at Lennar Corporation’s historical carrying value. All significant intercompany transactions and balances have been eliminated.

The Company operates in one operating and reporting segment. The activities in this segment include the purchase, development and sale of residential land directly and through an unconsolidated partnership.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition – Revenues from land sales are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Cash – The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Land Held for Development and Sale – The cost of land held for development and sale includes direct and indirect costs, capitalized interest and property taxes. The cost of land, major infrastructure, amenities and other common costs are apportioned among the parcels within a real estate community. Land is carried at cost, unless the land within a community is determined to be impaired, in which case the impaired land will be written down to fair value. The Company evaluates long-lived assets for impairment based on undiscounted future cash flows of the assets. Write-downs of land deemed to be impaired will be recorded as adjustments to the cost basis of the respective land. No impairment was recorded during the years ended November 30, 2002, 2001 and 2000.

Due from Affiliates – Due from affiliates includes the Company’s transactions in the normal course of business with Lennar Corporation and/or affiliated companies.

Interest and Real Estate Taxes – Interest and real estate taxes attributable to land are capitalized while the properties are being actively developed. Interest costs relieved from inventories are included in cost of land sales in the consolidated statements of earnings. Interest costs result from the interest related to debt incurred by the Company’s parent, Lennar Corporation. Lennar Corporation allocates a portion of its interest to the Company based on the Company’s inventory levels during the year.

Income Taxes – The Company files a consolidated federal income tax return with Lennar Corporation. Income taxes have been provided at the Company level as if the Company filed an income tax return on a stand-alone basis. Current taxes due are recorded as a payable to Lennar Corporation, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Fair Value of Financial Instruments – The carrying amounts of cash and accounts payable approximate fair value due to the short-term nature of the financial instruments.

New Accounting Pronouncements – In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides accounting guidance for financial accounting and reporting for impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 is effective for the Company in fiscal 2003. Management does not believe that the implementation of SFAS No. 144 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Management does not believe that the implementation of SFAS No. 145 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including product warranties. FIN No. 45 also requires recognition of a liability at fair value of a Company’s obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of FIN No. 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Management does not believe that the implementation of FIN No. 45 will have a material impact on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 provides accounting guidance for consolidation of off-balance sheet entities with certain characteristics (variable interest entities). The consolidation requirements apply to variable interest entities created after January 31, 2003 and to variable interest entities in which the Company maintains an interest after August 31, 2003. The Company is in the process of evaluating all of its investments and other interests in entities that may be deemed variable interest entities under the provisions of FIN No. 46. These include the interest in an unconsolidated partnership with assets totaling approximately $178.3 million at November 30, 2002 as discussed in Note 2. The Company’s maximum exposure to loss represents its recorded investment in the partnership totaling $34.7 million. The Company believes this interest will not be consolidated, and may not ultimately fall under the provisions of FIN No. 46. The Company cannot make any definitive conclusion until it completes its evaluation.

Reclassification – Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2002 presentation.

2.	INVESTMENT IN UNCONSOLIDATED PARTNERSHIP

At November 30, 2002, the Company had a 50% equity interest in an unconsolidated partnership with a related party. The Company accounts for the unconsolidated partnership by the equity method of accounting. The unconsolidated partnership follows accounting principles generally accepted in the United States of America. Financial information related to this unconsolidated partnership was as follows:

	November 30,
(Dollars in thousands)	2002	2001
ASSETS:
Cash	$—	$10,004
Inventories	115,985	115,231
Other assets	62,277	64,167

	$178,262	$189,402

LIABILITIES AND EQUITY:
Accounts payable and other liabilities	$50,186	$36,349
Mortgage notes and other debts payable	58,644	63,367
Equity	69,432	89,686

	$178,262	$189,402

	Years Ended November 30,
(Dollars in thousands)	2002	2001	2000
Revenues	$139,565	$130,002	$172,432
Costs and expenses	94,579	97,230	128,742

Net earnings of unconsolidated partnership	$44,986	$32,772	$43,690

In some instances, Lennar Corporation and/or the Company’s partner have provided varying levels of guarantees on certain of the partnership’s debt. At November 30, 2002, Lennar Corporation provided recourse guarantees of $22.5 million of the partnership’s debt. Additionally, Lennar Corporation provided a limited maintenance guarantee of $12.8 million on the debt of one of the partnership’s unconsolidated partnerships and a recourse guarantee of $1.9 million on the debt of one of the partnership’s unconsolidated partnerships.

3.	INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Years ended November 30,
(Dollars in thousands)	2002	2001	2000
Current:
Federal	$10,836	$13,369	$18,491
State	1,515	1,924	2,150

	12,351	15,293	20,641

Deferred:
Federal	37	(16)	(258)
State	5	(1)	(25)

	42	(17)	(283)

	$12,393	$15,276	$20,358

The actual income tax expense differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the deferred tax asset are as follows:

	November 30,
(Dollars in thousands)	2002	2001
Deferred tax asset:
Capitalized expenses	$—	$42

At November 30, 2001, the deferred tax asset was included in other assets in the consolidated balance sheets.

4.	RELATED PARTY TRANSACTIONS

The Company and its unconsolidated partnership, in the ordinary course of business, sell land to affiliates of Lennar Corporation. During 2002, 2001 and 2000, these land sales amounted to $39.2 million, $88.7 million, and $106.9 million, respectively, and generated gains of $23.2 million, $39.4 million and $47.9 million, respectively. Amounts received from affiliates of Lennar Corporation approximated fair value.

During 2002 and 2001, Lennar Corporation and its subsidiaries advanced and borrowed funds to and from the Company which had no stated repayment terms. At November 30, 2002 and 2001, the Company had a due from affiliates of $156.3 million and $128.5 million, respectively.

5.	COMMITMENTS AND CONTINGENT LIABILITIES

The Company and certain subsidiaries are parties to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

The Company has guaranteed obligations of Lennar Corporation with regard to certain issues of its outstanding debt, and the stock of the Company has been pledged as collateral for Lennar Corporation’s obligations with regard to that debt. The Company knows of no event of default which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Lennar Financial Services, LLC:

We have audited the accompanying consolidated balance sheets of Lennar Financial Services, LLC and subsidiaries (“LFS”) (f/k/a Lennar Financial Services, Inc.), a wholly-owned subsidiary of U.S. Home Corporation, as of November 30, 2002 and 2001 and the related consolidated statements of earnings, members’ equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of LFS’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LFS as of November 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

January 7, 2003

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2002 AND 2001 (in thousands)

	2002	2001
ASSETS
Cash	$33,410	$46,293
Receivables	185,248	105,024
Loans held for sale, net	708,304	587,694
Loans held for investment and performance notes, net	30,137	41,590
Collateral for bonds and notes payable	8,411	12,398
Due from affiliates	171,378	110,037
Title plants	15,586	15,530
Goodwill, net	34,002	25,158
Other assets	56,925	50,974

TOTAL	$1,243,401	$994,698

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued expenses	$28,704	$30,307
Borrowings under credit agreements	853,416	693,931
Bonds and notes payable	7,947	11,680
Other liabilities	65,215	52,320

Total liabilities	955,282	788,238
Members’ equity	288,119	206,460

TOTAL	$1,243,401	$994,698

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (in thousands)

	2002	2001	2000
REVENUES:
Title and escrow	$267,148	$232,294	$179,444
Loan origination and sales	158,015	136,164	79,715
Interest income	41,280	37,410	28,862
Other	22,463	17,627	26,687

Total revenues	488,906	423,495	314,708

OPERATING EXPENSES:
Payroll and benefits	213,562	185,747	150,056
Other administrative expenses	89,531	88,843	66,062
Occupancy	26,147	24,853	20,653
Data processing	4,658	2,456	2,183
Provision for losses	7,513	8,591	9,448
Depreciation and amortization	7,317	9,809	10,521
Interest	9,592	13,271	13,796

Total operating expenses	358,320	333,570	272,719

EARNINGS BEFORE INCOME TAXES	130,586	89,925	41,989
INCOME TAXES	49,427	33,286	17,068

NET EARNINGS	$81,159	$56,639	$24,921

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (in thousands)

	Lennar Corporation	U.S. Home Corporation	LFS Holding Company, LLC	Total
BALANCE, NOVEMBER 30, 1999	$87,425	$—	$—	$87,425
Reorganization transactions (See Note 1)	(87,425)	123,651	1,249	37,475
Net earnings	—	24,672	249	24,921

BALANCE, NOVEMBER 30, 2000	—	148,323	1,498	149,821
Net earnings	—	56,073	566	56,639

BALANCE, NOVEMBER 30, 2001	—	204,396	2,064	206,460
Cash contributions		495	5	500
Net earnings	—	80,347	812	81,159

BALANCE, NOVEMBER 30, 2002	$—	$285,238	$2,881	$288,119

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (in thousands)

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$81,159	$56,639	$24,921
Adjustments to reconcile net earnings to net cash used in operating activities:
Deferred income tax provision (benefit)	3,583	(10,100)	(3,584)
Depreciation and amortization	7,317	9,809	10,521
Amortization of loan discounts	(44)	(322)	(541)
Provision for losses	7,513	8,591	9,448
Origination and acquisition of loans	(6,131,731)	(5,135,877)	(2,140,310)
Proceeds on sales of loans	6,008,716	4,929,416	2,064,439
Net increase in receivables	(79,032)	(77,814)	(8,697)
Net (increase) decrease in other assets	(7,411)	5,435	13,116
Net increase (decrease) in accounts payable and accrued expenses	3,360	2,407	(23,289)

Net cash used in operating activities	(106,570)	(211,816)	(53,976)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to loans held for investment	(4,480)	(16,705)	(26,754)
Sales and principal reductions of loans and mortgage-backed securities held for investment	22,562	20,615	14,920
Purchases of investments	(31,545)	(18,143)	(18,112)
Maturities of investments	22,442	17,700	14,946
Principal (increases) reductions of collateral for bonds and notes payable	(180)	932	5,864
Originations of mortgage servicing rights, net	—	10,802	1,315
Proceeds from sale of cable system	9,399	—	—
Additions to operating properties and equipment	(10,270)	(6,875)	(10,229)
Acquisitions, net of cash acquired	(8,670)	(1,630)	(5,971)
Reorganization of U.S. Home Mortgage	—	—	1,019
Capital contributions	500	—	—
Other investments	(261)	—	1,000

Net cash (used in) provided by investing activities	(503)	6,696	(22,002)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in borrowings under credit agreements	159,485	264,996	165,452
Repayment of bonds and notes payable	(3,733)	(6,598)	(5,789)
Increase in amounts due from affiliates	(61,562)	(46,306)	(79,275)

Net cash provided by financing activities	94,190	212,092	80,388

NET (DECREASE) INCREASE IN CASH	(12,883)	6,972	4,410
CASH AT BEGINNING OF YEAR	46,293	39,321	34,911

CASH AT END OF YEAR	$33,410	$46,293	$39,321

(Continued)

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary of U.S. Home Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (in thousands)

	2002	2001	2000
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$10,322	$13,981	$12,942

ACQUISITION OF SENTINEL TITLE CORPORATION, PRATSKI MORTGAGE, INC., EAGLE HOME MORTGAGE, INC., AND NORTH AMERICAN ASSET DEVELOPMENT CORPORATION AND SUBSIDIARIES:
Fair value of assets (inclusive of cash of $4,873 )	$5,232
Goodwill recorded	8,844
Liabilities assumed	(533)

Cash paid	$13,543

ACQUISITION OF TEXAS PROFESSIONAL TITLE, INC., AND NORTH AMERICAN ASSET DEVELOPMENT CORPORATION AND SUBSIDIARIES:
Fair value of assets (inclusive of cash of $ — )		$—
Goodwill recorded		1,630
Liabilities assumed		—

Cash paid		$1,630

ACQUISITION OF TEXAS PROFESSIONAL TITLE, INC., EAGLE HOME MORTGAGE, INC., AND NORTH AMERICAN ASSET DEVELOPMENT CORPORATION AND SUBSIDIARIES:
Fair value of assets (inclusive of cash of $ — )			$1,002
Goodwill recorded			6,716
Liabilities assumed			(1,747)

Cash paid			$5,971

(Concluded)

See accompanying notes to consolidated financial statements.

LENNAR FINANCIAL SERVICES, LLC AND SUBSIDIARIES

(A Wholly-Owned Subsidiary Of U.S. Home Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – Lennar Financial Services, LLC and Subsidiaries (“LFS”) (f/k/a Lennar Financial Services, Inc. and Subsidiaries), a wholly-owned subsidiary of U.S. Home Corporation (“U.S. Home”), is the holding company for the entities which primarily form the Financial Services Division (the “Division”) of Lennar Corporation (“Lennar”). The Division’s operations include mortgage financing, title insurance and closing services, insurance agency services, high-speed Internet access, cable television, and alarm installation and monitoring services, all of which are available to residents of Lennar communities and others. These services are conducted by the Division’s subsidiaries: Universal American Mortgage Company, LLC (“UAMC”), North American Title Group, Inc., Strategic Technologies, Inc., Universal American Insurance Agency, Inc. and their related subsidiaries. The Division’s investments in unconsolidated limited liability companies in which a significant, but less than a controlling interest is held, are accounted for by the equity method. Controlling interest is determined based on a number of factors, which include the Division’s ownership interest and participation in the management of the limited liability company.

In June 2001, the ownership structure of LFS was reorganized whereby LFS became a subsidiary of U.S. Home. U.S. Home Mortgage Corporation (formerly a subsidiary of U.S. Home) became a subsidiary of LFS and U.S. Home Mortgage Corporation was then merged into LFS’s subsidiary UAMC, with UAMC being the surviving entity. These transactions were accounted for as a reorganization of entities under common control which is similar to the pooling of interests method of accounting for business combinations and, accordingly, all prior period consolidated financial statements have been presented at historical carrying values as if this transaction had occurred on May 3, 2000, the date which Lennar acquired U.S. Home.

In August 2002, Lennar Financial Services, Inc. merged with Lennar Financial Services, LLC. Lennar Financial Services, LLC did not have any operations or net assets prior to the merger with Lennar Financial Services, Inc. Lennar Financial Services, LLC remained as the surviving entity. This transaction was accounted for as a reorganization of entities under common control which is similar to the pooling of interests method of accounting for business combinations and, accordingly, all assets, liabilities and operations of Lennar Financial Services, LLC for periods prior to the reorganization transaction presented herein are those of Lennar Financial Services, Inc. at historical carrying values. Subsequent to the merger, U.S. Home has a 99% ownership interest in LFS and LFS Holding Company, LLC, a wholly-owned subsidiary of U.S. Home, has a 1% ownership interest in LFS.

The financial statements of Lennar Financial Services, LLC include the accounts of LFS and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Loans Held for Sale, net – Loans held for sale consist of residential mortgage loans. Effective December 1, 2000, loans held for sale that are designated as hedged assets are carried at market value, as the effect of changes in fair value are reflected in the carrying amount of the loans and in earnings. Premiums and discounts recorded on loans held for sale are presented as an adjustment of the carrying amount of the loans and are not amortized.

Effective December 1, 2000, LFS adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in the statement of earnings when the hedged item affects earnings, depending on the purpose of the derivatives and whether they qualify for hedge accounting treatment.

The Division’s policy is to designate at a derivative’s inception the specific assets, liabilities, or future commitments being hedged and monitor the derivative to determine if it remains an effective hedge. The effectiveness of a derivative as a hedge is based on high correlation between changes in its value and changes in the value of the underlying hedged item. LFS does not enter into or hold derivatives for trading or speculative purposes.

The Division originates residential mortgage loans, which it sells to investors on a servicing released, non-recourse basis. The Division has a risk management policy which governs its secondary marketing and hedging practices. Pursuant to the requirements of this policy, LFS uses derivative financial instruments to reduce its exposure to fluctuations in interest rates. LFS enters into forward commitments and option contracts to protect the value of fixed rate locked loan commitments and loans held for sale from fluctuations in market interest rates. These derivative financial instruments are designated as fair value hedges under SFAS No. 133 and, accordingly, for all qualifying and highly effective fair value hedges, the changes in the fair value of the derivative and the loss or gain on the hedged asset relating to the risk being hedged are recorded currently in earnings. The effect of the implementation of SFAS No. 133 on LFS’ operating earnings was not significant.

Loans Held for Investment, net – Loans for which LFS has the positive intent and ability to hold to maturity consist of mortgage loans carried at cost net of unamortized discounts. Discounts are amortized over the estimated lives of the loans using the interest method.

Collateral for Bonds and Notes Payable – Collateral for bonds and notes payable consists of mortgage loans, mortgage-backed securities, and funds held by the trustee. Mortgage loans and mortgage-backed securities are carried net of unamortized discounts. Discounts are amortized over the estimated lives of the assets using the interest method. An unaffiliated company holds an interest in the collateral for bonds and notes payable to the extent such assets exceed the related liabilities.

Mortgage Servicing Rights – Historically, LFS retained servicing rights when it sold certain of the loans it originated. During 2001, LFS sold substantially all of its existing portfolio of mortgage servicing rights, realizing a pretax profit from the sale of approximately $13 million reflected in other revenue. LFS currently sells all of its loans on a servicing released, non-recourse basis.

Income Taxes – LFS is included in the consolidated federal income tax return of Lennar. Although LFS and some entities in the LFS consolidated reporting group are LLC’s that have elected to be treated as disregarded entities for federal income tax purposes, in accordance with the tax sharing arrangement with Lennar, income taxes have been provided as if the LFS reporting group filed as a separate federal consolidated group. Current taxes due are recorded as a payable to Lennar, and the deferred portion is recorded as deferred taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes.

Title Plants – Title plants, which are comprised of indexed and cataloged information concerning titles to real property, are recorded at cost. Such costs are not amortized because there is no indication of a reduction of plant values. Costs of maintaining and operating title plants are charged to operations in the period in which they are incurred. LFS owns title plants in four states. In other locations, LFS purchases access to title plant information for a fee based on the revenues.

Goodwill – Goodwill represents the excess of the purchase price over the fair value of net assets acquired. During fiscal 2002, LFS adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. In connection with the adoption of SFAS No. 142, a test for impairment of goodwill was performed as of December 1, 2001, which resulted in no impairment being identified. Goodwill is no longer subject to amortization. Instead, goodwill is reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying amount may not be recoverable.

The process of evaluating goodwill for impairment involves the determination of the fair value of our reporting units. Inherent in such fair value determinations are certain judgments and estimates, including the interpretation of current economic indicators and market valuations. To the extent additional information arises or our strategies change, it is possible that the conclusion regarding goodwill impairment could change, which could result in a material effect on our financial position and results of operations.

At November 30, 2002 and 2001, goodwill was $34,002,000 and $25,158,000, respectively (net of accumulated amortization of $4,397,000 at November 30, 2002 and 2001). While we believe that no impairment existed as of November 30, 2002, there can be no assurances that future economic or financial developments, including general interest rate increase or a continued slowdown in the economy, might not lead to impairment of goodwill.

Operating Properties and Equipment – Operating properties and equipment are recorded at cost and are included in other assets in the accompanying consolidated balance sheets. The assets are depreciated over their estimated useful lives using the straight-line method. The estimated useful life for operating properties is 30 years and for equipment is 2 to 10 years.

Escrow Funds Held in Trust – At November 30, 2002 and 2001, LFS held approximately $459,336,000 and $358,736,000, respectively, in trust for others, pending completion of real estate transactions. These funds are not included in LFS’ consolidated balance sheets.

Title and Escrow Revenue – Premiums from title insurance policies are recognized as revenue on the effective date of the policy. Escrow fees are recognized at the time the related real estate transactions are completed, usually upon the close of escrow.

Loan Origination and Sales Revenue – Loan origination revenues, net of direct origination costs, are recognized when the related loans are sold. Gains and losses from the sale of loans and loan servicing rights are recognized when the loans are sold and delivered to an investor.

Provision for Losses – LFS provides an allowance for estimated title and escrow losses based upon management’s evaluation of claims presented and estimates for any incurred but not reported claims. The allowance is established at a level that management estimates to be sufficient to satisfy those claims where a loss is determined to be probable and the amount of such loss can be reasonably estimated. The allowance for title and escrow losses for both known and incurred but not reported claims is considered by management of LFS to be adequate for such purposes.

LFS also provides allowances for loan losses when and if management determines that loans or portions thereof are uncollectible. The provision recorded and the adequacy of the related allowance is determined by management’s continuing evaluation of the loan portfolio in light of past loan loss experience, regulatory examinations, present economic conditions and other factors considered relevant by management. Anticipated changes in economic factors which may influence the level of the allowance are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary as a result of future economic and other conditions that may be beyond management’s control.

LFS has errors and omissions and fidelity bond insurance policies, both in the amount of $1,600,000.

New Accounting Pronouncements – In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and requires acquired intangible assets to be recognized as assets apart from goodwill if certain criteria are met. The Division adopted SFAS No. 141 on July 1, 2001.

SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Division adopted SFAS No. 142 on December 1, 2001. No impairment charges were recognized from the adoption of this statement. As of November 30, 2002 and 2001, there are no material identifiable intangible assets, other than goodwill. Pro forma net earnings for both fiscal 2001 and 2000 adjusted to exclude amortization expense (net of taxes) are as follows:

	2001	2000
Reported net earnings	$56,639,000	$24,921,000
Goodwill amortization, net of tax	1,452,000	1,212,000

Adjusted net earnings	$58,091,000	$26,133,000

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies and expands on existing disclosure requirements for guarantees. FIN 45 also requires recognition of a liability at fair value of a Company’s obligations under certain guarantee contracts. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of FIN 45 are applied only on a prospective basis to guarantees issued after December 31, 2002, irrespective of the guarantor’s fiscal year-end. Management does not believe the implementation of FIN 45 will have a material impact on the Division’s financial condition, results of operations, or cash flows.

In January 2003, the FASB issued FIN No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 provides accounting guidance for consolidation of off-balance sheet entities with certain characteristics (“variable interest entities”). The consolidation requirements apply to variable interest entities created after January 31, 2003 and to variable interest entities in which we obtain an interest after that date. Management is in the process of evaluating all of its investments and other interest in entities that may be deemed variable interest entities under FIN 46. Management cannot make any definitive conclusion as to the future impact of FIN 46 on the consolidated financial statements, until it completes its evaluation.

Financial Statement Presentation – LFS prepares its financial statements using an unclassified balance sheet presentation as is customary in the financial services industry. A classified balance sheet presentation would have aggregated current assets, current liabilities and net working capital at November 30, 2002 and 2001 as follows:

	2002	2001
Current assets	$1,098,340,000	$836,653,000
Current liabilities	927,729,000	736,419,000

Net working capital	$170,611,000	$100,234,000

Reclassifications – Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the 2002 presentation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.	LOANS HELD FOR INVESTMENT AND PERFORMANCE NOTES, NET

LFS periodically acquires loans collateralized by residential and other real property, which it holds for investment. At November 30, 2002 and 2001, these loans totaling $27,620,000 and $38,791,000, respectively, carried interest rates ranging from 5.4% to 16.8% per annum (weighted average interest rate of 8.5% at November 30, 2002). At November 30, 2002, mortgage notes receivable of $27,507,000 were pledged as collateral for short-term debt.

At November 30, 2002 and 2001, LFS estimates that the fair value of its investments in residential mortgage loans and mortgage notes receivable approximate their recorded amount, based on the interest rates on the loans compared to the current market rates, the collectibility, term and type of loans, the value of the underlying properties and the remaining available mortgage loan insurance coverage.

During the year ended November 30, 2001, LFS purchased subordinated performance notes issued by an affiliate of a mortgage insurance company in which the interest earned on each note is variable depending on, among other things, the default experience and related losses from mortgage insurance claims on a specific pool of mortgage loans originated by LFS. At November 30, 2002 and 2001, the performance notes of $2,517,000 and $2,799,000, respectively, earned interest at an average rate of 26.0% and 24.4% per annum, respectively.

At November 30, 2002 and 2001, LFS estimates that the fair value of its investments in performance notes approximates their recorded amount based on the Division’s history of originating high quality loans with related low delinquency and default rates, and its option to redeem at par certain of the performance notes (representing a majority of such notes) having an acceptable underlying loan loss experience.

3.	COLLATERAL FOR BONDS AND NOTES PAYABLE

Collateral for bonds and notes payable (the “Collateral”) consists of fixed and adjustable rate mortgage loans and fixed-rate mortgage-backed securities guaranteed by U.S. government agencies. All collateral is pledged to secure repayment of the bonds and notes payable. All principal and interest on the collateral is remitted directly to a trustee and, together with any reinvestment income earned thereon, is available for payment on the bonds and notes payable.

The components of the collateral at November 30, 2002 and 2001 are as follows:

	2002	2001
Mortgage-backed securities	$5,926,000	$9,232,000
Mortgage loans	1,904,000	2,813,000
Funds held by trustee	581,000	353,000

	$8,411,000	$12,398,000

4.	INVESTMENTS

Investments are included in other assets in the accompanying consolidated balance sheets (see note 5).

The amortized cost, unrealized gains, unrealized losses and fair values for held-to-maturity securities by type as of November 30, 2002 and 2001 are as follows:

	2002
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities	$852,000	$33,000	$—	$885,000
Certificates of deposit	21,527,000	—	—	21,527,000

Total	$22,379,000	$33,000	$—	$22,412,000

	2001
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair lue
U.S. Treasury securities	$7,841,000	$49,000	$—	$7,890,000
Certificates of deposit	5,394,000	—	—	5,394,000

Total	$13,235,000	$49,000	$—	$13,284,000

The amortized cost and estimated fair value of securities held-to-maturity at November 30, 2002 by contractual maturity are shown below.

	Amortized Cost	Fair Value
Due in one year or less	$22,114,000	$22,134,000
Due after one year through five years	265,000	278,000

Total	$22,379,000	$22,412,000

5.	OTHER ASSETS

Other assets consist of the following at November 30, 2002 and 2001:

	2002	2001
Operating properties and equipment (net of accumulated depreciation of $18,344,000 and $17,430,000 for 2002 and 2001, respectively)	$20,390,000	$18,592,000
Investments	22,379,000	13,235,000
Other (includes a deferred tax asset of $7,758,000 and $11,341,000 for 2002 and 2001, respectively)	14,156,000	19,147,000

	$56,925,000	$50,974,000

6.	BORROWINGS UNDER CREDIT AGREEMENTS

	2002	2001
Warehouse line of credit with banks totaling $500 million, at November 30, 2002 and 2001, including a $145 million 30-day increase expiring on December 22, 2002, variable interest rate (approximately 2.3% and 3.1% at November 30, 2002 and 2001, respectively); secured by receivables on loans sold not yet funded and mortgage loans	$489,651,000	$483,209,000
Advance under conduit funding lines with a major financial institution, variable interest rates (approximately 2.3% and 3.0% at November 30, 2002 and 2001, respectively); secured by mortgage loans	343,663,000	190,577,000
Line of credit with a bank totaling $20 million expiring on May 31, 2003; variable interest rate (approximately 2.4% and 3.1% at November 30, 2002 and 2001, respectively); secured by substantially all of the assets and common stock of North American Title Company, Inc. and the common stock of North American Title Insurance Company (both are subsidiaries of North American Title Group, Inc.)	20,013,000	20,000,000
Other borrowings	89,000	145,000

Total	$853,416,000	$693,931,000

The warehouse line of credit is subject to restrictive covenants relating to certain financial ratios as to net worth and debt with which LFS was in compliance at November 30, 2002.

The borrowings under credit agreements mature and are due as follows:

Years ending November 30,	Amount
2003	$688,382,000
2004	165,000,000
2005	34,000

Total payments	$853,416,000

7.	BONDS AND NOTES PAYABLE

At November 30, 2002 and 2001, bonds and notes payable had an outstanding balance of $7,947,000 and $11,680,000, respectively. The borrowings mature in years 2013 through 2018 and carry interest rates ranging from 8.5% to 11.7%. The annual principal repayments are dependent upon collections on the collateral, including prepayments, and, as a result, the actual maturity may occur earlier than its stated maturity.

8.	INCOME TAXES

The provision (benefit) for income taxes for the years ended November 30, 2002, 2001 and 2000 consisted of:

	2002	2001	2000
Current:
Federal	$40,999,000	$38,108,000	$16,237,000
State	4,845,000	5,278,000	4,415,000

	45,844,000	43,386,000	20,652,000

Deferred:
Federal	3,182,000	(8,873,000)	(2,818,000)
State	401,000	(1,227,000)	(766,000)

	3,583,000	(10,100,000)	(3,584,000)

	$49,427,000	$33,286,000	$17,068,000

The actual income tax differs from the “expected” tax expense for the year (computed by applying the U.S. federal corporate rate of 35% to earnings before income taxes) primarily due to the amount of state income taxes, net of the related federal tax benefit.

At November 30, 2002 and 2001, the tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	2002	2001
Deferred tax assets:
Loss reserves	$9,689,000	$10,741,000
Accruals not currently deductible	3,499,000	2,977,000
Other	1,907,000	3,311,000

	15,095,000	17,029,000
Valuation allowance	(225,000)	(318,000)

	14,870,000	16,711,000

Deferred tax liabilities:
Intangible assets	1,647,000	1,659,000
Other	5,465,000	3,711,000

	7,112,000	5,370,000

Net deferred tax asset	$7,758,000	$11,341,000

The net deferred tax asset is included in other assets in the accompanying balance sheets.

9.	FINANCIAL INSTRUMENTS

Discussion of Credit and Interest Rate Risk Management

LFS enters into derivative financial instruments in the normal course of business through the origination and sale of mortgage loans and the management of the related loss exposure caused by fluctuations in interest rates. These financial instruments include commitments to extend credit (e.g., the mortgage loan pipeline), forward contracts for the delivery of mortgage-backed securities (“MBS”), and other hedging instruments. These instruments involve, to varying degrees, elements of credit and market risk. All of LFS’ derivative financial instruments are held or issued for purposes other than trading.

As of November 30, 2002, the Division’s pipeline of loans in process totaled approximately $2,315,798,000. Loans in process for which interest rates were committed to the borrower totaled approximately $316,278,000 as of November 30, 2002. Substantially all of these commitments were for periods of 60 days or less. To minimize credit risk, LFS uses the same credit policies in the approval of the commitments as are applied to all lending activities. Since a portion of these commitments are expected to expire without being exercised by the borrowers, the total commitments do not necessarily represent future cash requirements.

Mandatory MBS forward commitments and MBS option contracts are used by LFS to hedge its interest rate exposure during the period from when LFS extends an interest rate lock to a loan applicant until the time in which the loan is sold to an investor. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is managed by LFS by entering into agreements only with investment bankers with primary dealer status and with permanent investors meeting the credit standards of LFS. At any time, the risk to LFS, in the event of default by the purchaser, is the difference between the contract price and current market value. At November 30, 2002, LFS had open commitments amounting to $314,202,000 to sell MBS with varying settlement dates through January 2003.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Values of Financial Instruments, requires the disclosure of information about certain financial instruments. The estimated fair values have been determined by LFS using available market information and appropriate valuation methodologies. The fair values are significantly affected by the assumptions used. Accordingly, the use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values. The estimated fair values presented herein are not necessarily indicative of the amounts that LFS could realize in a current market exchange.

The following describes the methods and assumptions used by LFS in estimating fair values:

Cash and Accounts Payable – Fair value approximates their carrying values because of their typically liquid, short-term nature and market rate terms.

Loans Held for Sale, net – Fair value is based on quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Loans Held for Investment, net – Fair value is based on discounting estimated cash flows through the estimated maturity, adjusted for approximate prepayments, using appropriate market discount rates, or quoted market prices.

Collateral for Bonds and Notes Payable – Fair value is based on quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Investment Securities – Fair value is based on quoted market prices.

Borrowings under Credit Agreements – Fair value approximates carrying value due to variable interest rate pricing terms and the short-term nature of the borrowings.

Bonds and Notes Payable – Fair value is based on quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Commitments to Originate and to Sell Loans – Fair value of commitments to purchase loans is based upon the difference between the current value of similar loans and the price at which LFS has committed to originate the loans. The fair value of commitments to sell loan contracts is the estimated amount that LFS would receive or pay to terminate the commitments at the reporting date based on market prices for similar financial instruments.

The estimated fair value of the Division’s financial instruments was as follows (in thousands of dollars):

	NOVEMBER 30,
	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Loans held for sale, net	$708,304	$708,304	$587,694	$587,916
Loans held for investment and performance notes, net	30,137	29,467	41,590	40,886
Collateral for bonds and notes payable	8,411	8,912	12,398	12,982
Investment securities	22,379	22,412	13,235	13,284
Financial liabilities:
Borrowings under credit agreements	853,416	853,416	693,931	693,931
Bonds and notes payable	7,947	8,465	11,680	12,216
Other instruments:
Commitments to originate loans	(717)	(717)	(1,085)	(1,085)
Commitments to sell loans and option contracts	1,430	1,430	2,351	2,351

10.	RELATED PARTIES

During 2002 and 2001, Lennar has periodically advanced and borrowed funds to and from LFS. These advances and borrowings are short-term in nature and bear interest at a rate tied to Lennar’s short-term borrowing rate. At November 30, 2002 and 2001, Lennar had borrowed $171,378,000 and $110,037,000, respectively, from LFS. LFS believes that Lennar has the ability and intent to repay all amounts owed. LFS recorded net interest income related to these advances of $4,423,000 and $3,130,000 in 2002 and 2001, respectively.

At November 30, 2002 and 2001, LFS had issued and outstanding $4,842,000 and $2,205,000, respectively, of letters of credit for the benefit of Lennar.

11.	COMMITMENTS AND CONTINGENCIES

Because of the nature of its activities, LFS is at times subject to threatened legal actions which arise out of the normal course of business. In the opinion of management, there is no pending, active or threatened litigation which will have a material effect on the Division’s financial position or results of operations.

LFS has committed to certain lease agreements to rent office facilities. Base rental expense for the years ended November 30, 2002, 2001 and 2000 was $21,043,000, $19,670,000 and $15,895,000 respectively. Future minimum payments under the noncancelable leases are as follows:

Years ending November 30,	Amount
2003	$17,154,000
2004	14,346,000
2005	10,835,000
2006	8,323,000
2007	5,618,000
2008 and thereafter	3,734,000

Total minimum payments required	$60,010,000

LFS has guaranteed obligations of Lennar with regard to certain issues of its outstanding debt, and the stock of LFS has been pledged as collateral for Lennar’s obligations with regard to that debt. LFS knows of no event of default, which would require it to satisfy these guarantees and, therefore, the fair value of these contingent liabilities is considered immaterial.